Execution Version

ASSET PURCHASE AGREEMENT

among

AUTHENTIX, INC.

and

AUTHENTIX SOLUTIONS CANADA, INC.

and

NANOTECH SECURITY CORP.

July 3, 2024

TABLE OF CONTENTS

Article 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Certain Rules of Interpretation	11
1.3	Knowledge	13
1.4	Schedules & Exhibits	13
Article 2 PURCHASE AND SALE		13
2.1	Purchased Assets	13
2.2	Excluded Assets	15
2.3	Assumed Liabilities	15
2.4	Excluded Liabilities	15
2.5	Purchase Price	16
2.6	Allocation of Purchase Price	16
2.7	Holdbacks, Closing Payments and Directions	17
2.8	Taxes of the Business	17
2.9	Sales Taxes	17
2.10	Goods and Services Tax and Sales Tax Exemptions	17
2.11	Section 20(24) Election	17
2.12	Unassignable Contracts	18
2.13	Adjustments	19
Article 3 EMPLOYMENT		19
3.1	Offers of Employment	19
3.2	Liability for Employees	19
Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER		20
4.1	Corporate Status and Extra-Provincial Registrations	20
4.2	Authorization and Approval	20
4.3	Execution and Binding Obligation	21
4.4	Compliance with Constating Documents, Authorizations, Contracts and Laws	21
4.5	Required Authorizations and Required Consents	21
4.6	No Other Purchase Agreements	22
4.7	Financial Statements	22
4.8	Books and Records	22
4.9	No Undisclosed Liabilities	22
4.10	No Undisclosed Indebtedness	22
4.11	Conduct of Business in the Ordinary Course	23
4.12	Authorizations	23
4.13	Compliance with Laws	24
4.14	Title to Assets	24
4.15	Sufficiency, Condition and Operation of Assets	24
4.16	Leases of Personal Property	25
4.17	Leases of Real Property	25
4.18	Thurso Property	26
4.19	Assumed Contracts	28
4.20	Intellectual Property	28
4.21	Identified Employees	31
4.22	Benefit Plans	32

2

4.23	Tax Matters	33
4.24	Environmental Matters	34
4.25	Inventory	35
4.26	Litigation	35
4.27	Related Party Matters	35
4.28	Affiliates	35
4.29	Partnerships or Joint Ventures	35
4.30	Brokerage and Finder's Fees	36
4.31	Disclosure	36
Article 5 REPRESENTATIONS AND WARRANTIES OF BUYERS		36
5.1	Corporate Status and Authorization and Approval	36
5.2	Execution and Binding Obligation	36
5.3	Compliance with Constating Documents, Authorizations, Contracts and Laws	36
5.4	Contractual Consents and Governmental Approvals	37
5.5	Brokerage and Finder's Fees	37
5.6	Registrant for Sales Tax	37
Article 6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES		37
6.1	Survival of Representations and Warranties and Covenants of Seller	37
6.2	Survival of Representations and Warranties and Covenants of Buyers	38
6.3	Fraud	38
Article 7 PRE-CLOSING COVENANTS OF THE PARTIES		38
7.1	Access	38
7.2	Conduct of Business During the Interim Period	39
7.3	Notice of Certain Events	40
7.4	Actions to Satisfy Closing Conditions	40
7.5	Consents, Approvals and Authorizations	40
7.6	Discharge of Encumbrances	40
7.7	Exclusivity	41
7.8	Confidentiality during the Interim Period	41
7.9	Transferred Information during the Interim Period	41
Article 8 CONDITIONS TO CLOSING		42
8.1	Conditions for the Benefit of Buyers	42
8.2	Waiver or Termination by Buyers Upon Unfilled Condition	44
8.3	Conditions for the Benefit of Seller	44
8.4	Waiver or Termination by Seller Upon Unfilled Condition	45
Article 9 RISK OF LOSS		45
9.1	Purchased Assets	45
Article 10 CLOSING		45
10.1	Place of Closing	45
10.2	Deliveries by Seller at Closing	46
10.3	Deliveries by Buyers at Closing	47
Article 11 INDEMNITIES		47
11.1	Indemnity by Seller	47
11.2	Indemnity by Buyer	48

3

11.3	Limitations to Indemnity	48
11.4	GST/HST Gross Up	49
11.5	Equitable Remedies.	49
11.6	Notification of Indemnity Claims	49
11.7	Indemnification Procedure for Direct Claims	49
11.8	Indemnification Procedure for Third Party Claims	50
11.9	Materiality	52
11.10	Intentionally Deleted	52
11.11	Tax Status of Indemnification Payments	52
11.12	Agency for Non-Parties	52
11.13	Non-Recourse	52
11.14	Acknowledgment and Representations by Buyers	53
11.15	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	54
11.16	Exclusive Remedy	54
Article 12 TERMINATION		54
12.1	Rights of Termination	54
12.2	Effect of Termination	55
Article 13 POST-CLOSING COVENANTS OF THE PARTIES		56
13.1	Maintenance and Post-Closing Access	56
13.2	Post-Closing Confidentiality	56
13.3	Transferred Information after Closing	56
Article 14 GENERAL PROVISIONS		57
14.1	Announcements	57
14.2	Further Assurances	57
14.3	Dispute Resolution and Submission to Jurisdiction	57
14.4	Time of the Essence	57
14.5	Remedies Cumulative	57
14.6	Notices	58
14.7	Counterparts and Electronic Signatures	59
14.8	Expenses	59
14.9	Successors and Assigns	60
14.10	Third-Party Beneficiaries	60
14.11	Entire Agreement	60
14.12	Waiver	60
14.13	Amendments	60
14.14	Severability	60
14.15	Independent Advice	61
14.16	Non-Merger	61

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT made as of July 3, 2024 (the "Effective Date"),

BETWEEN:

AUTHENTIX, INC., a corporation formed under the laws of the State of Delaware ("Authentix")

- and -

AUTHENTIX SOLUTIONS CANADA, INC., a corporation formed under the laws of the Province of British Columbia ("Authentix Canada" and together with Authentix, “Buyers ”)

- and -

NANOTECH SECURITY CORP., a corporation formed under the laws of the Province of British Columbia ("Seller")

RECITALS:

A. Seller is engaged in the Business (as defined below) and is the owner of the Purchased Assets (as defined below); and

B. Seller wishes to sell, and Buyers wish to purchase, the Purchased Assets upon the terms and subject to the conditions of this Asset Purchase Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between Seller and Buyers hereto, as follows:

Article 1
DEFINITIONS

1.1 Definitions

In this Agreement, including the Preamble and the Recitals hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and phrases will have the indicated meanings and grammatical variations of such words and terms will have corresponding meanings:

(a) "Accounts Payable" means all accounts payable and other debts payable or accruing by Seller prior to the Effective Time in connection with the Purchased Assets, determined in accordance with GAAP, but excluding any payables owing to a Related Party of Seller;

(b) "Accounts Receivable" means all accounts receivable, notes receivable, and other debts, whether due or accruing due or recorded or unrecorded, to the extent relating to goods or services provided by or on behalf of Seller prior to the Effective Time in connection with the Purchased Assets and the full benefits of all such security for such accounts, determined in accordance with Specified Accounting Principles, but excluding any payables owing by a Related Party of Seller;

(c) "Affiliate" means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person, and for the purpose of this definition, "control" (including the correlative meanings, the terms "controlled by" or "under common control") means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise;

(d) "Agreement" means this asset purchase agreement, including all Schedules, as such agreement may be amended or supplemented from time to time, and references to "Article", "Section" or "Schedule" mean the specified Article, Section or Schedule of this Agreement;

(e) "Arm's Length" has the meaning set out in the Tax Act;

(f) "Assignment and Assumption Agreement" has the meaning ascribed thereto in Section 10.2(d);

(g) “Assignment and Assumption of Lease” has the meaning ascribed thereto in Section 10.2(e);

(h) “Assignment and Assumption of License” has the meaning ascribed thereto in Section 10.2(f);

(i) "Assumed Contracts" means the Contracts described in Section 2.1(a)(iii);

(j) "Assumed Liabilities" has the meaning ascribed thereto in Section 2.3;

(k) "Authentix" has the meaning ascribed thereto in the Preamble;

(l) "Authentix Canada" has the meaning ascribed thereto in the Preamble;

(m) "Authorization" means, with respect to any Person, any order, approval, consent, waiver, license, permit, registration, clearance, qualifications or similar authorization of or by any Governmental Authority having jurisdiction over such Person;

(n) "Benefit Plans" means all plans, agreements, programs, policies, practices, material undertakings and arrangements (whether oral or written, formal or informal, funded or unfunded, registered or unregistered) sponsored, provided, maintained or contributed to by Seller for the benefit of any employees, directors, officers, consultants or contractors (and former employees, directors, officers, consultants or contractors) or their beneficiaries or dependents, or, in respect of which Seller is a party to, is obligated to contribute to, participates in or has any actual or potential liability for or obligations under, including:

(i) any Pension Plan, supplemental pension or other retirement plan, retirement income or group registered retirement savings plan;

(ii) any compensation or incentive compensation, deferred compensation, profit-sharing, commissions, stock option, stock appreciation rights, phantom stock,

share purchase or other equity incentive, change of control, retention bonus, severance or termination pay plan or agreement; and

(iii) any health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, salary continuation, vacation, sick leave, death or survivor benefit, education assistance, mortgage assistance, employee loan or other taxable benefits;

except that the term "Benefit Plans" will not include any statutory plans with which the Corporation is required to comply, including the Canada Pension Plan, Québec Pension Plan and plans administered under applicable provincial health tax, workers' compensation, workplace health and safety and employment insurance legislation;

(o) “Boless Lien” the legal hypothec in favour of the persons having taken part in the construction or renovation of an immovable in the principal amount of $672,921.13 in favour of Boless Inc., pursuant to a notice executed under private signature on February 28, 2024, and registered at the Land Registry Office for the Registration Division of Papineau under number 28 566 123;

(n) “Boless Lien Undertaking” means the release and undertaking of Boless, Inc. with respect to the discharge of the Boless Lien, in form and substance satisfactory to Buyer’s Counsel;

(p) "Books and Records" means all of Seller's books and records related to or used or held for use in connection with the Business, the Purchased Assets or the Assumed Liabilities, including: (a) all financial and accounting records; (b) all books and records relating to Tax matters; (c) all filings made with or required to be kept by any Governmental Authority (including all backup information on which such filings are based); (d) production data, quality control records and procedures; (e) all equipment and operating logs; (f) written operating methods and engineering standards and specifications; (g) all research and development reports and data; (h) all material, research and files relating to the Intellectual Property; (i) all creative, promotional or advertising materials including mailings lists and other distribution lists; (j) product and pricing information; (k) purchase and sale orders and invoices; (l) business plans and projections; (m) all personnel records and files or other similar items related to any Transferring Employee; and (n) all other documents, files, correspondence and other information relating to the Business, Purchased Assets or Assumed Liabilities whether written, printed or electronically stored but excluding any items to the extent that they relate to the Excluded Assets or Excluded Liabilities or any Law prohibits their transfer;

(q) "Buildings and Fixtures" means all buildings, structures and systems used in any building or structure, and fixtures located on the Leased Premises, the Licensed Premises or the Thurso Property;

(r) "Business" means, collectively, all of the operations as maintained, operated and conducted as of the Effective Date, by Seller associated with all technologies related to security features based on color shifting, diffractive optics, plasmonics and supporting techniques and capabilities, and services related and ancillary thereto;

(s) "Business Day" means any day (other than a Saturday, Sunday or statutory holiday) when banks are generally open for the transaction of commercial banking business in Vancouver, British Columbia, Montreal, Quebec and New York, New York;

(t) "Buyers " has the meaning ascribed thereto in the Preamble;

(u) “Buyers’ Counsel” means Bennett Jones LLP;

(v) "Buyers’ Indemnified Parties" means Buyers and their respective Affiliates and their respective successors, assigns, directors, officers, employees and agents or any of them;

(w) "Cash Purchase Price" means $10,000,000;

(x) "Claims" means any claim, application, suit, action, demand, audit, assessment, reassessment, litigation, lawsuit, hearing, proceeding, arbitration, governmental investigation, complaint, or grievance, including appeals and applications for review therefrom, and includes all civil, administrative, arbitration, criminal, regulatory and Tax matters;

(y) "Closing" means the consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder;

(z) "Closing Date" means July 10, 2024 or such other time and date as may be agreed upon in writing by Buyers and Seller;

(aa) “Confidentiality Agreement” means that certain mutual non-disclosure agreement dated September 19, 2022 between Meta Materials Inc. and Authentix;

(bb) "Contract" means any legally binding oral or written contract, agreement, arrangement, indenture, transaction, lease, license, deed of trust, sales order, purchase order, instrument, understanding, undertaking or other commitment;

(cc) "Deposit Agreement" means the deposit agreement between Authentix and Seller dated May 31, 2024, as amended pursuant to a first amendment to deposit agreement dated June 17, 2024, as may be further amended, supplemented, modified or restated, pursuant to which, among other things, Authentix advanced the Deposits to Seller;

(dd) "Deposits" mean the three earnest money deposits in respect of the Purchase Price in the aggregate amount of $4,000,000 advanced by Authentix to Seller pursuant to the Deposit Agreement;

(ee) "Direct Claim" means a claim for indemnification which originates pursuant to this Agreement and does not involve a Third Party Claim;

(ff) “Direction Re Buyers’ Counsel” means the direction to Buyers’ Counsel as set out in Section 2.7 in form and substance satisfactory to Buyers’ Counsel;

(gg) "Disclosing Party" has the meaning set out in the definition of "Transferred Information";

(hh) "Disclosure Letter" means the disclosure letter delivered by Seller to Buyers and dated the date of this Agreement;

(ii) "Effective Date" has the meaning ascribed thereto in the Preamble;

(jj) "Effective Time" means 12:01 a.m. Pacific Time on the Closing Date;

(kk) "Encumbrance" includes any encumbrance, mortgage, pledge, assignment, charge, hypothec, lien, security interest, prior claim, right of retention, writs of seizure or execution, or other third party interest and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing, whether or not they have been registered, published or filed and whether secured, unsecured or otherwise;

(ll) "Equipment" means all equipment, vehicles, machinery, fixtures, tools, furniture, furnishings, office supplies, IT Assets and all other items of tangible/movable/corporeal personal property of Seller wherever located;

(mm) “Escrow Amount” has the meaning ascribed to such term in Section 2.5(b)(iii);

(nn) "ETA" means the Excise Tax Act (Canada);

(oo) "Excluded Assets" has the meaning ascribed thereto in Section 2.2;

(pp) "Excluded Liabilities" has the meaning ascribed thereto in Section 2.4;

(qq) "Financial Statements" means, collectively, the Year-End Financial Statements and the Interim Financial Statements;

(rr) "Fundamental Representations and Warranties" means, collectively, the representations and warranties made in Sections 4.1 (Corporate Status and Extra-Provincial Registrations), 4.2 (Authorization and Approval), 4.3 (Execution and Binding Obligation), 4.4 (Compliance with Constating Documents, Authorizations, Contracts and Laws), 4.5 (Required Authorizations and Required Consents), 4.6 (No Other Purchase Agreements), 4.14 (Title to Assets), 4.17 (Leases of Real Property), 4.18(a) (Thurso Property), 4.19 (Assumed Contracts) and 4.20 (Intellectual Property);

(ss) "GAAP" means United States generally accepted accounting principles as in effect from time to time.;

(tt) "Governmental Authority" means any: (i) national, federal, provincial, regional, municipal, local, foreign or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) subdivision, agency, commission, board or authority of any of the foregoing; or (iii) quasi-governmental or private body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of any of the foregoing;

(uu) "GST/HST" means taxes levied under Part IX of the ETA;

(vv) "Identified Employees" means, collectively, Alan Newman, Mark Spencer, Clint Landrock, Derek Glennie, and Igi Leroux;

(ww) "Indebtedness" means, with respect to any Person: (a) all indebtedness for borrowed money, including all accrued but unpaid interest, penalties, fees and prepayment premiums; (b) all indebtedness owing to Related Parties, including shareholders; (c) all bank loans and indebtedness owed under any line of credit, credit agreement or facility or evidenced by any note, debenture, bond or similar instrument; (d) all capitalized lease obligations; (e) all obligations issued or assumed as the deferred purchase price of property or services

(including all obligations under any acquisition agreements for any earn-out, note payable or other contingent payment); (f) all obligations under any currency or interest rate swap, hedge or similar agreement or arrangement (determined as if such instrument were terminated as of the Closing Date); (g) all guarantees of obligations of another Person of the type described in sections (a) through (f) of this definition; and (h) all unfunded amounts under any Benefit Plan, excluding, for greater certainty, current Liabilities;

(xx) "Intangible Purchased Assets" has the meaning ascribed thereto in Section 2.1(a);

(yy) "Intellectual Property" means any and all industrial or intellectual property (whether foreign or domestic, registered or unregistered) owned by Seller, licensed to Seller, or used, held for use or practiced in the operation, conduct or maintenance of the Business, as it is currently and has historically been operated, conducted or maintained, including: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof; (b) all trademarks, trade names, trade dress, logos, business names, corporate names, domain names, social media accounts and related content, uniform resource locators (URLs) and the internet websites related thereto, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (d) all designs, industrial designs, design patents, and all applications, registrations and renewals in connection therewith; (e) all proprietary, technical or confidential information, including all trade secrets, processes, technology, procedures, know-how, show-how, formulae, methods, data, compilations, databases and the information contained therein and all business and financial information relating to Seller; (f) all IT Assets; (g) any industrial or intellectual property that may exist, arise or be embodied in those items set out in Section 4.20 of the Disclosure Letter; and (h) all current and future foreign counterparts of any of the foregoing, together with: (i) all copies and tangible embodiments of the foregoing (in whatever form or medium); (ii) all improvements, modifications, translations, adaptations, refinements, derivations and combinations thereof; and (iii) all Intellectual Property Rights related to each of the foregoing;

(zz) "Intellectual Property Rights" means any right or protection existing from time to time in a specific jurisdiction, whether registered or not, under any patent law or other invention or discovery law, copyright law, performance or moral rights law, trade secret law, confidential information law (including breach of confidence), trademark law, tradename law, passing off, unfair competition law or other intellectual property or industrial property laws and includes legislation by competent Governmental Authorities and judicial decisions under common law or equity, together with the right to file any applications in connection therewith, the right to claim for the same the priority rights derived from any applications filed under any treaty convention or any domestic laws of a country in which a prior application is filed and all rights of recovery and of legal action for past infringements;

(aaa) "Interim Financial Statements" means the unaudited, non-consolidated financial statements of Seller for the five month period ended May 31, 2024, copies of which are set out in Section 4.7 of the Disclosure Letter;

(bbb) "Interim Period" means the period of time from the Effective Date until the Closing Date or termination of this Agreement in accordance with the terms hereof;

(ccc) "Inventory" has the meaning ascribed thereto in Section 2.1(b)(i);

(ddd) "IT Assets" means all Software, desktop and laptop computers, computer systems and other hardware, network and telecommunication equipment, routers, firewalls, servers, printers, copiers, scanners, telephones, audio-visual equipment and all other information technology relating to the operation, maintenance, transmission, storage and back-up of information, and all associated documentation owned by, operated by, leased to, or licensed to Seller, or otherwise used in the operation, conduct or maintenance of the Business, as such is currently and has historically been operated, conducted or maintained;

(eee) "Laws" means the general principles of common law, civil law and equity, and all applicable: (a) laws, statutes, codes, ordinances, decrees, rules, regulations and municipal by-laws; (b) regulatory judgments, orders, decisions, rulings or awards of any Governmental Authority; and (c) to the extent they have the force of law, any policies, guidelines and notices of any Governmental Authority, whether binding on or affecting the Person referred to in the context in which the word is used;

(fff) "Leased Premises" has the meaning ascribed thereto in Section 4.17;

(ggg) "Legal Proceeding" means any litigation, action, application, suit, dispute, investigation, hearing, inquiry, audit, complaint, claim, demand, arbitration or legal, administrative or other similar matter or proceeding, including by any Governmental Authority, and includes any appeals or applications for review;

(hhh) "Liabilities" means any liabilities or obligations of any kind, character or description, whether absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, joint and several, due or to become due, vested or unvested, executory, determined, determinable or otherwise;

(iii) "Licensed Intellectual Property" means all Intellectual Property other than the Owned Intellectual Property;

(jjj) "Licensed Premises" has the meaning ascribed thereto in Section 4.17;

(kkk) "Losses" means any losses, damages, Liabilities, injuries, costs, penalties, fines, awards or expenses (including legal fees on a full indemnity basis, disbursements and expenses incurred in relation to any Legal Proceeding) of any nature or kind whatsoever;

(lll) "Material Adverse Change" means any change, effect, fact, circumstance, occurrence or event that, individually or in the aggregate, is, or could reasonably be expected to be, materially adverse to the business, operations, assets, properties, cash flow, earnings, liabilities, capitalization, condition (financial or otherwise) or prospects of Seller or the Business, or that could, or could reasonably be expected to, prevent, materially delay or materially impair the ability of a Party to consummate the Transactions;

(mmm) "Ordinary Course of Business" means the ordinary course of business consistent with prior custom and practice of the Person to whom such term relates (including with respect to quantity, frequency, terms, values, risks and obligations);

(nnn) "Outside Date" means August 15, 2024;

(ooo) "Owned Intellectual Property" means all Intellectual Property owned or purported to be owned by or on behalf of Seller;

(ppp) "Parties" means collectively Seller and Buyers, and each of them individually being a "Party";

(qqq) "Pension Plan" means a "registered pension plan" as that term is defined in the Tax Act or any pension plan within the meaning of federal or provincial pension benefits standards legislation;

(rrr) "Permitted Encumbrances" means: (a) statutory Encumbrances for current Taxes that are not yet due and payable as of the Closing Date; (b) easements, servitudes, encroachments and other minor imperfections of title which do not, individually or in the aggregate, materially detract from the value of or impair the use or marketability of the Thurso Property; (c) subdivision agreements, site plan control agreements, development agreements, servicing agreements, utility agreements and other similar agreements with governmental authorities or entities delivering, transmitting or supplying utilities that do not, materially impair the use, operation or marketability of the Thurso Property, provided the same have been complied with to the Closing Date, and provided further that the Seller shall not be obliged to provide any evidence of compliance; (d) any unregistered easements or servitudes regarding the provision of public utilities to the Thurso Property; (e) any minor encroachments which are disclosed by the existing survey disclosed to the Buyers prior to the Closing Date and the encroachments specifically provided for in the legal descriptions of the Thurso Property and the land register, provided that same do not materially impair the use, operation or marketability of the Thurso Property; (f) all encumbrances agreed to in writing by the Buyers or expressly permitted by this Agreement; (g) all unregistered agreements, arrangements or special considerations that have been disclosed by the Seller to the Buyers prior to the date of this Agreement; and (h) all deeds, instruments or other encumbrances or charges registered on title to the Thurso Property as of the date of this Agreement other than the Boless Lien;

(sss) "Person" includes an individual, partnership, limited partnership, firm, joint venture, venture capital fund, limited liability company, unlimited liability company, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, Governmental Authority, agency or instrumentality, unincorporated organization or association syndicate or other entity, whether or not having legal status;

(ttt) "Personal Information" means any information about an identifiable individual (other than any information that is used for the purpose of communicating or facilitating communication with an individual in relation to their employment, business or profession such as the individual's name, position name or title, work address, work telephone number, work fax number or work electronic address);

(uuu) "Prime Rate" means the prime rate of interest per annum quoted by the Royal Bank of Canada from time to time as its reference rate of interest for Canadian Dollar demand loans made to its commercial customers in Canada and which Royal Bank of Canada refers to as its "prime rate", as such rate may be changed from time to time;

(vvv) "Prohibited Transaction" has the meaning ascribed thereto in Section 7.7;

(www) “PST” means provincial sales tax for purposes of the Provincial Sales Tax Act (British Columbia);

(xxx) "Purchase Price" has the meaning ascribed thereto in Section 2.5(a);

(yyy) "Purchased Assets" has the meaning ascribed thereto in Section 2.1(b);

(zzz) "QST" means Québec sales tax for purposes of the QSTA;

(aaaa) "QSTA" means the Act respecting the Québec sales tax;

(bbbb) "Real Property Leases/Licenses" has the meaning ascribed thereto in Section 4.17;

(cccc) “Required Authorizations" has the meaning ascribed thereto in Section 4.5;

(dddd) "Required Consents" has the meaning ascribed thereto in Section 4.5(b)

(eeee) "Recipient" has the meaning set out in the definition of "Transferred Information";

(ffff) "Related Parties" means, in reference to any Person: (a) its Affiliates, successors and permitted assigns; (b) any Person with whom the first Person does not (or is deemed to not) deal at Arm's Length; and (c) its Representatives;

(gggg) "Sales Tax" means any sales, use, excise, transfer or value-added tax including, without limitation, the GST/HST, QST and provincial sales tax;

(hhhh) "Seller" has the meaning ascribed thereto in the Preamble;

(iiii) “Seller Novation Documents” has the meaning ascribed thereto in Section 8.1(s);

(jjjj) "Seller's Indemnified Parties" means Seller and its directors, officers, employees and agents (as applicable) or any of them;

(kkkk) "Software" means, collectively, any and all: (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, related to any of the foregoing; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation including user manuals and other training documentation related to any of the foregoing;

(llll) “Tangible Purchased Assets” has the meaning ascribed thereto in Section 2.1(b);

(mmmm) "Tax Act" means the Income Tax Act (Canada) and the regulations thereunder, and any comparable law of any province or territory of Canada, and references to specific provisions of the Income Tax Act (Canada) are deemed to include references to comparable provisions of any comparable law of any province or territory of Canada;

(nnnn) "Tax Representations and Warranties" means the representations and warranties made in Section 4.22 (Tax Matters);

(oooo) "Tax Returns" means all returns, reports, declarations, statements, bills, elections, notices, designations, schedules, forms or written information of, or in respect of, Taxes that are, or are required to be prepared for, filed with or supplied to any Governmental Authority;

(pppp) "Taxes" means all taxes, assessments, charges, dues, duties, tariffs, rates, imposts, levies and similar charges of any kind levied, assessed or imposed by any Governmental Authority, including all income taxes, including any tax on or based upon net income, gross income, income as specially defined, earnings or profits, windfall profits taxes, gross receipts taxes, withholding or similar taxes, branch taxes, surtaxes, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, carbon taxes or levies, custom duties, tariffs, import-related charges, goods and services tax, harmonized sales tax, capital taxes, stamp taxes, occupation taxes, premium taxes, property taxes, occupation taxes, land transfer taxes, mining taxes, environmental taxes, franchise taxes, licence taxes, health taxes, payroll taxes, employment taxes, severance taxes, social security premiums, employment insurance or compensation premiums, Canada or Quebec Pension Plan premiums, workers' compensation premiums, alternative or add-on minimum taxes, custom duties or charges, together with any interest, penalties or additions thereto and any interest in respect of such penalties or additions, and any liability, including under any agreements or arrangements, for any such amounts imposed by any Governmental Authority in respect of the relevant entity with respect to any other Person including any predecessor of or transferor to the relevant entity;

(qqqq) “Termination Date” has the meaning ascribed thereto in Section 3.1(b);

(rrrr) "Third Party" means any Person other than the Parties and their respective Affiliates;

(ssss) "Third Party Claim" means any Legal Proceeding that is initiated, instituted or asserted by a Third Party against an Indemnified Party which entitles such Indemnified Party to make a claim for indemnification under this Agreement;

(tttt) "Thurso Assets" has the meaning ascribed thereto in Section 11.14(a);

(uuuu) "Thurso Property" means the building owned by Seller and located at 350 Rue Nash Thurso, Quebec, JOX 3BO, Canada;

(vvvv) "Transaction Documents" means this Agreement, the Assignment and Assumption Agreement, IP Assignment, the Assignment and Assumption of Lease, the Assignment and Assumption of License and any other Contract or instrument to be delivered and entered into in connection with the transactions contemplated by this Agreement;

(wwww) "Transactions" means the transactions contemplated by this Agreement and the Transaction Documents;

(xxxx) "Transferred Information" means Personal Information disclosed or conveyed to one Party or any of its Representatives (a "Recipient") by or on behalf of another Party (a "Disclosing Party") as a result of or in connection with the transactions contemplated by this Agreement, and includes all such Personal Information disclosed to the Recipient prior to the execution of this Agreement;

(yyyy) "Transferring Employees" has the meaning ascribed thereto in Section 3.1(d);

(zzzz) "Truffles III IDIQ Agreement" means Award/Contract No. 2031ZA21D00023 by and between Nanotech Security Corp. and the Office of Bureau of Engraving and Printing, dated September 30, 2021, together with all schedules, exhibits and attachments thereto; and

(aaaaa) "Year-End Financial Statements" means the audited financial statements of Seller as at and for the fiscal year ended December 31, 2023, a copy of which is set out in Section 4.7 of the Disclosure Letter.

1.2 Certain Rules of Interpretation

In this Agreement, the following rules of interpretation shall apply:

(a) Currency: unless otherwise specified, all references to money amounts are to United States dollars;

(b) Headings: the division of this Agreement into Articles and Sections and the insertion of descriptive headings is solely for convenience of reference, the descriptive headings are not intended as complete or accurate descriptions of the content of such Articles or Sections and neither the division of this Agreement into Articles and Sections nor the insertion of descriptive headings shall affect the construction or interpretation of this Agreement;

(c) Singular, Gender, Herein, etc.: the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits, and "hereby", "hereof", "herein", "hereunder", "herewith", "hereto" and similar terms refer to this Agreement and not to any particular provision of this Agreement;

(d) Inclusive Terminology: whenever used in this Agreement, the words "includes" and "including" and similar terms of inclusion will not, unless expressly modified by the words "only" or "solely", be construed as terms of limitation, but rather will mean "includes but is not limited to" and "including, without limitation", so that references to included matters will be regarded as illustrative without being either characterizing or exhaustive;

(e) Consent: whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent;

(f) Calculation of Time: unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

(g) Statutory References: a reference in this Agreement to a statute shall be a reference to the statute and the regulations promulgated thereunder, as amended or superseded from time to time, either before or after the Effective Date, unless otherwise stated or the context otherwise requires;

(h) Conflicts: where any provision of any Schedule to this Agreement conflicts, is inconsistent or is at variance with, any provision in the body of this Agreement, this Agreement shall prevail; and

(i) Interpretation Not Affected By Drafting Party: the Parties acknowledge and agree that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and that any rule of construction or interpretation to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

(j) Quebec Matters. For purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement or any other related document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec: (A) "personal property" shall include "movable property", (B) "real property" or "real estate" shall include "immovable property", (C) "tangible property" shall include "corporeal property", (D) "intangible property" shall include "incorporeal property", (E) "security interest", "mortgage" and "lien" shall include "hypothec", "right of retention", "prior claim", "reservation of ownership" and a resolutory clause, (F) all references to filing, perfection, priority, remedies, registering or recording shall include publication under the Civil Code of Quebec, (G) all references to "perfection" of or "perfected" liens or security interest shall include a reference to an "opposable" or "set up" hypothec as against third parties, (H) any "right of offset", "right of setoff" or similar expression shall include a "right of compensation", (I) "goods" shall include "corporeal movable property" other than chattel paper, documents of title, instruments, money and securities, (J) an "agent" shall include a "mandatary", (K) "construction liens" or "mechanics, materialmen, repairmen, construction contractors or other like Liens" shall include "legal hypothecs" and "legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable", (L) "joint and several" shall include "solidary", (M) "gross negligence or willful misconduct" shall be deemed to be "intentional or gross fault", (N) "beneficial ownership" shall include "ownership on behalf of another as mandatary", (O) "easement" shall include "servitude", (P) "priority" shall include "rank" or "prior claim", as applicable, (Q) "survey" shall include "certificate of location and plan", (R) "fee simple title" shall include "absolute ownership" and "ownership" (including ownership under a right of superficies), (S) "legal title" shall be including "holding title on behalf of an owner as mandatary or prete-nom", (T) "ground lease" shall include "emphyteusis" or a "lease with a right of superficies", as applicable, (U) "leasehold interest" shall include "rights resulting from a lease", (V) "lease" shall include a "leasing contract", (W) "foreclosure" shall include "the exercise of hypothecary recourse", and (X) "guarantee" and "guarantor" shall include "suretyship" and "surety", respectively. The Parties confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et tout autre document signé en lien avec les transactions envisagées aux présentes soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

1.3 Knowledge

Where any matter in this Agreement is expressly qualified by reference to the “Seller’s Knowledge”, such knowledge will be deemed to mean the officers and directors of Seller, and the actual knowledge that would have been obtained by any such reasonably prudent person in the position of such Persons following a reasonable due and diligent inquiry into the relevant subject matter, in each case without personal liability.

1.4 Schedules & Exhibits

The Schedules and Exhibits to this Agreement, as listed below, form an integral part of this Agreement:

Schedule	Description
Schedule 2.6	Allocation of Purchase Price
Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement

Article 2
PURCHASE AND SALE

2.1 Purchased Assets

On the terms and subject to fulfillment of the conditions set out herein, at the Effective Time,

(a) Seller shall sell, assign, transfer, convey and deliver to Authentix, and Authentix shall purchase and accept from Seller, for the consideration specified in Section 2.5, all of Seller's right, title and interest in, to and under all of the intangible assets, properties, claims and rights that are owned by Seller and used in or related to the Business, other than the Excluded Assets (collectively, the "Intangible Purchased Assets"), including:

(i) Intellectual Property - all Intellectual Property, including without limitation all Owned Intellectual Property and Licensed Intellectual Property;

(ii) Computer Software and Electronic Data Files – all Software and other IT Assets owned by Seller and any licenses of Software or other IT Assets which are used for the purpose of operating the Business, as well as electronic data files contained in or stored on the computer systems of Seller and all other electronic data files, including back-up files and copies, arising from the operation of the Business or the ownership or use of any of the Purchased Assets;

(iii) Assumed Contracts – all right, title and interest of Seller in each Contract of Seller related to the Business, including without limitation those listed in Section 4.19 of the Disclosure Letter (the "Assumed Contracts");

(iv) Books and Records – all Books and Records in respect of the Intangible Purchased Assets; and

(v) Miscellaneous – all other intangible assets or rights of Seller used in carrying on, or otherwise necessary for the operation of, the Business.

(b) Seller shall sell, assign, transfer, convey and deliver to Authentix Canada, and Authentix Canada shall purchase and accept from Seller, for the consideration specified in Section 2.5, all of Seller's right, title and interest in, to and under all of the tangible assets, properties, claims and rights that are owned by Seller and used in or related to the Business, other than the Excluded Assets (collectively, the "Tangible Purchased Assets" and together with the Intangible Purchased Assets, the “Purchased Assets”), including:

(i) Inventory - all inventory of the Business, including finished goods, work in progress, raw materials, parts, and packing and shipping supplies that are, or are intended to be, used by the Business (collectively, the "Inventory");

(ii) Thurso Property – the Thurso Property, together with Seller's right, title and interest in all buildings, facilities, plants, structures, improvements and fixtures on such property, all easements and rights of way registered against such property and all other appurtenances and real property rights belong to such property;

(iii) Leased Premises - all of Seller's right, title and interest in the Leased Premises, together with all prepaid rent and security deposits, and all of Seller's rights, title and interest in any buildings, structures, improvements, storage facilities, parking areas and appurtenances situated upon such property;

(iv) Licensed Premises - all of Seller's right, title and interest in the Licensed Premises, together with all prepaid rent and security deposits, and all of Seller's rights, title and interest in any buildings, structures, improvements, storage facilities, parking areas and appurtenances situated upon such property;

(v) Tangible/Movable/Corporeal Personal Property – all furniture, tools, owned Equipment, leases of Equipment, network and telecommunications equipment, computers, computer hardware, and peripherals, phones, supplies and other tangible/movable/corporeal personal property of every kind owned by Seller and used in the Business located at the Leased Premises, the Licensed Premises or the Thurso Property, any and all technology and equipment owned by Seller and used in the Business and including without limitation all such other property listed in Section 4.15 of the Disclosure Letter, in each case, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof, rights of return, rebate rights, over-payment recovery rights and any other rights of Seller relating to the foregoing;

(vi) Warranties – all of Seller’s rights in all warranties, warranty rights (express and implied) and guaranties relating to, and all maintenance Contracts in respect of, the Purchased Assets;

(vii) Books and Records – all Books and Records in respect of the Tangible Purchased Assets; and

(viii) Miscellaneous – all other tangible properties or assets of Seller used in carrying on, or otherwise necessary for the operation of, the Business.

2.2 Excluded Assets

Notwithstanding anything to the contrary in this Agreement, the following assets shall be excluded from the Purchased Assets (the "Excluded Assets") and neither Buyer shall acquire any right, title, interest, liability or obligation therein:

(a) Cash and Equivalents: all cash and cash equivalents, including cash on hand or on deposit with banks or other depositaries;

(b) Tax Refunds: any rights to refunds or overpayments of Taxes paid with respect to the Business of Seller;

(c) Insurance Policies – all insurance policies of Seller;

(d) Specific Scheduled Excluded Assets – all intercompany claims by Seller against any of its Affiliates and any affirmative claims or rights arising from or related to securities market manipulation ("spoofing") except against any Transferring Employees;

(e) Excluded Contracts – all right, title and interest of Seller in each Contract that is not an Assumed Contract;

(f) Real Property - all real property rights, title and interests of Seller other than its rights in and related to the Thurso Property, the Leased Premises and Licensed Premises;

(g) Corporate Records and Personnel Records: the corporate records (including minute books and share certificates) relating to the corporate organization of Seller and all employee-related files or records of Seller pertaining to Transferring Employees which are required by Law to be retained by Seller, copies of which will be available to Buyer, for review upon reasonable notice and copying, at Buyer’s expense, following Closing;

(h) Benefit Plans - all Benefit Plans and assets held with respect to such Benefit Plans; and

(i) Rights Hereunder – all rights of Seller under this Agreement and the Transaction Documents.

2.3 Assumed Liabilities

Subject to the terms and conditions set forth herein upon Closing, Buyers shall assume and agree to pay, perform and discharge all Liabilities and obligations under the Assumed Contracts but only to the extent that such Liabilities and obligations are required to be performed after the Effective Time, were incurred in the Ordinary Course and do not relate to a breach, default or other violation by Seller on, before or as a consequence of Closing (collectively, the "Assumed Liabilities").

2.4 Excluded Liabilities

Upon Closing, neither Buyer will assume, nor be liable for any Liabilities of Seller or the Business, or Liabilities related to the Purchased Assets, whether contingent or otherwise, known or unknown, that arise or accrue prior to the Effective Time except for the Assumed Liabilities. All Liabilities not expressly assumed by Buyers as Assumed Liabilities will be retained by Seller and will be referred to collectively as "Excluded Liabilities". Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Excluded Liabilities shall include all Liabilities for all Taxes payable by Seller in respect of or attributable to the Business or Purchased Assets which arise before, or are related to a period of time before, the Closing Date, including any assessment or reassessment for Taxes (including income, corporate, capital, payroll or Sales Taxes or any employer contributions or premiums) of Seller or any income, gains or similar Taxes payable by Seller that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement and all Liabilities connected to or arising from the termination of employment of any of the Seller’s employees or independent contractors prior to the Effective Time.

2.5 Purchase Price

(a) In consideration for the sale and transfer by Seller to the applicable Buyer of the Purchased Assets and performance by Seller of its obligations under this Agreement, the consideration payable by Buyers to Seller (the “Purchase Price”), subject to the terms and conditions of this Agreement, will be the aggregate of (i) the agreed value of the Assumed Liabilities and (ii) the amount of the Cash Purchase Price.

(b) On the Closing Date, the Buyers shall pay and satisfy the Purchase Price as follows:

(i) retain $80,000 from the Cash Purchase Price in connection with certain amounts due as of the Closing Date with respect to the Intellectual Property forming part of the Purchased Assets;

(ii) set-off the Cash Purchase Price by an amount equal to sum of $4,000,000 (being the aggregate amount of the Deposits) plus all accrued and unpaid interest thereon in accordance with section 5.1(a) of the Deposit Agreement;

(iii) pay the amount of $3,000,000 (the “Escrow Amount”) by wire transfer, bank draft or other immediately available funds on the Closing Date to the Buyers’ Counsel, which amount shall be paid by Buyers’ Counsel pursuant to the terms of the Direction Re Buyers’ Counsel and Section 2.7;

(iv) withhold the amount required to pay to the landlord of the Leased Premises all amounts required to satisfy and pay in full all due and unpaid rent and interest thereon, together with any other amounts owing under the Real Property Lease with respect to the period up to the Closing Date;

(v) Buyers shall pay to Seller or as directed by Seller by wire transfer, bank draft or other immediately available funds on the Closing Date, the difference between the Cash Purchase Price and the amounts set forth in Subsections 2.5(b)(i), 2.5(b)(ii), 2.5(b)(iii) and 2.5(b)(iv); and

(vi) Buyers will assume the Assumed Liabilities.

2.6 Allocation of Purchase Price

Buyers and Seller agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Intangible Purchased Assets and the Tangible Purchased Assets in accordance with the allocation set forth in Schedule 2.6, which allocation is agreed by the Parties to be their best efforts allocations subject to revision based upon additional information as to valuation. Buyers, on the one hand, and Seller, on the other hand, agree to each file all federal, provincial, local and foreign Tax Returns in accordance with such agreed allocation (giving effect, consistent with such allocation, to mutually agreed upon adjustments as a result of adjustments to the Purchase Price pursuant to this Agreement).

2.7 Holdbacks, Closing Payments and Directions

The Escrow Amount shall be held by the Buyers' Counsel in trust and shall be disbursed pursuant to the Direction Re Buyers’ Counsel, as follows:

(a) upon confirmation based on the registers of the relevant registry offices, of the registration of the Thurso Deed of Sale with the absence of any adverse entry in connection thereto;

(b) delivery of the Boless Lien Undertaking; and

(c) delivery of a full and final release as to Boless Lien in a form satisfactory to the Buyers.

2.8 Taxes of the Business

Seller shall pay all Taxes relating to the operation of the Business which arise before, or are related to a period of time before, the Effective Time.

2.9 Sales Taxes

The applicable Buyer will be liable for and shall pay all applicable federal and provincial sales, goods and services and transfer Sales Taxes (for greater certainty, excluding income, gains or similar Taxes payable by Seller) arising in connection with the transfer of the Purchased Assets, provided that the Parties shall cooperate and use reasonable efforts to assist in mitigating such Taxes. Authentix and Seller hereby acknowledge and agree that the sale and transfer of the Intangible Purchased Assets by Seller to Authentix shall be “zero-rated” for GST/HST and QST purposes.

2.10 Goods and Services Tax and Sales Tax Exemptions

(a) If applicable, Seller and Authentix Canada shall elect jointly under subsection 167(1) of ETA, and under any similar provision of any applicable provincial legislation, in a timely manner and in the form prescribed for the purposes of that provision, in respect of the sale and transfer of the Tangible Purchased Assets hereunder (other than the Thurso Property), and Authentix Canada shall file such election with the Canada Revenue Agency and any other Governmental Authority within the time periods prescribed under the ETA and any applicable provincial legislation.

(b) Seller and Authentix Canada declare and represent that they are duly registered or have applied for registration under the provisions of the ETA and the QSTA, and that the GST/HST and QST in respect of the sale and transfer of the Thurso Property is subject to Subsection 221(2), 228(4) and 228(6) of the ETA and to Sections 423, 438 and 441 of the QSTA. Consequently, provided that such registration is in effect or such application for registration has been made at the Closing Date, the GST/HST and QST applicable to the portion of the Purchase Price allocated to the Thurso Property pursuant to Section 2.6 of this Agreement, shall be self-assessed by Authentix Canada.

2.11 Section 20(24) Election

If Seller is transferring a portion of the Purchased Assets to Buyers in consideration for Buyers assuming prepaid obligations of Seller to deliver goods or provide services in the future, and if requested by Buyer or Seller, Seller and Buyers shall execute and file, on a timely basis and using any prescribed form, a joint elections under section 20(24) of the Tax Act and under any similar provision of any applicable provincial legislation as to such assumption. Seller and Buyers shall prepare and file their respective Tax Returns in a manner consistent with such joint elections.

2.12 Unassignable Contracts

(a) If any rights, benefits or remedies (in this section, the "Rights") under any Assumed Contracts are not assignable by Seller to Buyers without the consent of the counterparty to the contract, and such consent has not been obtained before Closing, then, following Closing and until such time that such unassigned Contracts are assigned to Buyer:

(i) Seller shall hold the Rights (including, without limitation, all rights to receive payments under the Assumed Contracts and any money actually received by Seller under or in respect of any Assumed Contract) in trust for the benefit of Buyers as bare trustee;

(ii) Seller shall use all reasonable efforts to obtain such consents and do all such things as may be reasonably necessary to transfer the Assumed Contracts and the Rights to Buyers (but excluding any obligation of Seller to make any payment);

(iii) Seller shall, at the request and expense and under the direction of Buyer, in the name of Seller or otherwise as Buyers specifies, take all such actions and do all such things as are, in the opinion of Buyer, necessary or desirable in order that obligations of Seller under such Assumed Contracts may be performed in a manner such that the value of the Rights will be preserved and will enure to the benefit of Buyers and such that all money receivable under such Assumed Contract may be received by Buyer;

(iv) Seller shall pay over to Buyers the money collected by Seller after the Closing Date pursuant to the Assumed Contracts (which money is held in trust by Seller for the benefit of Buyer) within 30 days of receiving such money;

(v) Seller shall maintain its existence, and shall continue to be licensed, registered or otherwise qualified and authorized to conduct its affairs and carry on business as is necessary to fulfill its obligations as set out in this Section 2.12; and

(vi) if permitted by the counterparty to an Assumed Contract and provided that, in Buyer's opinion, it would not be prejudicial to Buyer's rights to do so, Buyers may perform the obligations under such Assumed Contract on behalf of Seller, and will indemnify Seller against all liabilities, costs and expenses incurred from the performance of such obligations.

(b) If any such consent for an Assumed Contract is obtained pursuant to Section 2.12(a), such Assumed Contract will be immediately assigned to Buyers and Buyers will assume all obligations under such Assumed Contract. If any further documents are required to give effect to the assignment, the Parties agree to execute and deliver such documents. Nothing in this Agreement will be construed as an assignment of, or attempt to assign to Buyer, an Assumed Contract until the requisite consent is obtained.

2.13 Adjustments

Adjustments to the allocation of the Purchase Price to the Thurso Property shall be made as of the Closing Date. The Seller shall be responsible for all expenses and arrears of all realty taxes and utilities that arise from the period ending on the day prior to the Closing Date. The Buyers shall be responsible for all of the expenses in respect of the Purchased Assets that arise from and after the Closing Date.

Article 3
EMPLOYMENT

3.1 Offers of Employment

(a) Prior to the Closing Date, (i) Seller shall terminate the employment of each of the Identified Employees by the Seller and make all payments contemplated to be made by Seller to the Identified Employees pursuant to Section 3.2 and (ii) either Buyer or its Affiliate shall make offers of employment to all of the Identified Employees, conditional on Closing and effective as at the Closing Date.

(b) The employment offers by a Buyer (or its Affiliate) to the Identified Employees, will be no less favourable in the aggregate than currently offered to each respective Identified Employee as of the date they were terminated by Seller pursuant to Section 3.1 (the “Termination Date”) pursuant to their respective employment agreements with Seller (other than with respect to any equity-based compensation provided by Seller or its Affiliates and other than in respect of entitlements on termination of employment) provided for in such employment agreements.

(c) Seller shall: (i) not discourage any of the Identified Employees from accepting any employment offers; and; (ii) facilitate the delivery of the employment offers pursuant to Section 3.1(a).

(d) Identified Employees who receive an offer of employment from a Buyer or its Affiliate in accordance with Section 3.1(a) must accept the offer in writing by 5:00 p.m. Pacific time on the day immediately prior to the Closing Date, failing which the offer will be null and void. Identified Employees who accept an offer of employment made in accordance with Section 3.1(a) and who begin active employment with Buyers on or after the Closing Date will be referred to as "Transferring Employees."

(e) Nothing in this Agreement requires any Buyer or its Affiliate to employ any Transferring Employee for any minimum period of time following the Closing, or limits the right of any Buyer or its Affiliate to terminate the services of any Transferring Employee at any time for any reason whatsoever, with or without cause.

3.2 Liability for Employees

(a) On or before the Termination Date, Seller shall pay to the Identified Employees all amounts earned or accrued by the Identified Employees up to and including the Termination Date but that are unpaid, including all salary, bonus, any benefits under Seller's Benefit Plans or similar obligations, as well as severance, accrued vacation, sick pay, other accrued but unpaid time off.

(b) Seller will be solely liable for and shall indemnify each Buyer with respect to any liability arising from employment of all Identified Employees by Seller up to and including the Termination Date and with respect to any liability arising in respect of Persons formerly employed in the Business, including all compensation and benefits earned by the Identified Employees up to and including the Termination Date, including severance, accrued vacation, sick pay and other paid time off in respect of Transferring Employees.

(c) Seller will be solely liable for and shall indemnify each Buyer for any liability arising from Seller terminating the employment of any Identified Employee who does not become a Transferring Employee, including in each case, for all benefits, severance payments, payments in lieu of notice of termination, damages for wrongful dismissal and all related liabilities.

(d) Buyers will be solely liable for and shall indemnify Seller with respect to any liability arising from the employment of any Transferring Employee by a Buyer of its Affiliate after becoming a Transferring Employee, including any liability arising from the termination by Buyers of any Transferring Employee's employment with Buyer, except where such liability constitutes an Excluded Liability.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyers as of the date hereof and as of Closing that all the statements made in this Article 4 are true and correct except as provided in the Disclosure Letter delivered by Seller concurrently with this Agreement. Seller acknowledges and confirms that Buyers is relying upon such representations and warranties in connection with its acquisition of the Purchased Assets.

4.1 Corporate Status and Extra-Provincial Registrations

(a) Seller is a body corporate duly incorporated and organized, and is validly existing and in good standing under the laws of the Province of British Columbia. Seller has the necessary corporate power and capacity to own and operate the Purchased Assets and to carry on the Business as it is now being conducted. Except as disclosed in Section 4.1(a) of the Disclosure Letter, no proceeding has authorized by or against Seller or any of its Affiliates by any other Person in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of Seller or its Affiliates or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, Seller or its Affiliates and no such proceedings have been threatened by any other Person.

(b) Section 4.1(b) of the Disclosure Letter sets out each jurisdiction in which Seller is licensed, registered or otherwise qualified to carry on the Business, and Seller is in good standing in each such jurisdiction. Such jurisdictions are the only jurisdictions where licensing, registration or qualification is necessary or desirable for the current conduct of the Business and ownership of the Purchased Assets, except where the failure to be licensed, qualified or registered would not have a Material Adverse Change on the Seller.

4.2 Authorization and Approval

Seller has good and sufficient right and authority to enter into this Agreement and the Transaction Documents to which Seller is a party and Seller has good and sufficient right and authority to sell, assign and transfer the Purchased Assets as contemplated by such agreements, and to perform all other obligations under such agreements. Seller has or will have by Closing taken all necessary corporate actions, steps and other proceedings to approve and authorize: (a) the entering into, execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party; and (b) the completion of all other transactions contemplated by this Agreement. Seller has or will have by Closing taken all necessary corporate actions, steps and other proceedings to approve and authorize the sale, assignment and transfer of the Purchased Assets to Buyers.

4.3 Execution and Binding Obligation

This Agreement, each of the Transaction Documents and all other agreements to which Seller is party in connection with the Transactions has been, or will be, duly executed and delivered by Seller at Closing, and each such agreement constitutes, or will at Closing constitute, a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

4.4 Compliance with Constating Documents, Authorizations, Contracts and Laws

Except as disclosed in Section 4.4 of the Disclosure Letter, the execution, delivery and performance by Seller of this Agreement and each of the Transaction Documents and all other agreements to which Seller is or will be a party in connection with the Transactions, and the completion of the transactions contemplated by this Agreement, will not:

(a) constitute or result in a violation or breach of, or conflict with any term or provision of Seller’s constating documents, or permit any Person to exercise any rights under its articles and other constating documents;

(b) subject to obtaining the Required Authorizations described in Section 4.5(a) of the Disclosure Letter, constitute or result in a violation or breach of, conflict with, or cause the termination or revocation of, any Authorization held by Seller;

(c) subject to obtaining the Required Consents described in Section 4.5(b) of the Disclosure Letter, constitute or result in a violation or breach of, or give rise to any rights of acceleration, amendment, or termination of, any Assumed Contract to which Seller is a party or by which it is bound;

(d) result in the creation of any Encumbrance on the Purchased Assets of Seller; or

(e) to the Seller’s Knowledge, result in a breach or violation of any Law or an order of any Governmental Authority.

4.5 Required Authorizations and Required Consents

(a) There is no requirement for Seller to obtain any Authorization from, make any filing with, or give notice to, any Governmental Authority in connection with, or as a condition to, the lawful completion of any of the transactions contemplated by this Agreement, except for the Authorizations, filings and notices set out in Section 4.5(a) of the Disclosure Letter (the "Required Authorizations").

(b) Seller has provided or made available correct and complete copies of all Assumed Contracts to Buyers.

4.6 No Other Purchase Agreements

Except for Buyers ’ rights under this Agreement, no Person has any agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, option, understanding or commitment for the purchase of any of the Purchased Assets, other than Inventory in the Ordinary Course.

4.7 Financial Statements

The Financial Statements have been prepared in accordance with GAAP (except with respect to the Interim Financial Statements, for the absence of notes and period-end adjustments) and applied on a basis consistent with past practice, and present fairly in all material respects: (a) the assets, liabilities and financial condition of the Business as at the respective dates of the relevant statements; and (b) the results of operations and cash flow for the periods to which such Financial Statements relate. All material costs of operating the Business are reflected in the Financial Statements. Seller has provided or made available to Buyers with correct and complete copies of the Financial Statements.

4.8 Books and Records

All of the material Books and Records have been delivered or made available to Buyers and are true and accurate in all material respects and have been maintained in accordance with prudent business practices.

4.9 No Undisclosed Liabilities

There are no Liabilities of Seller required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, and there is no basis for assertion against Seller of any such Liabilities, other than:

(a) Liabilities disclosed or provided for in the Financial Statements;

(b) current Liabilities incurred since the respective dates of the Financial Statements which were incurred in the Ordinary Course and that are not, individually or in the aggregate, material in amount;

(c) incurred in connection with the Transactions;

(d) disclosed in Section 4.9 of the Disclosure Letter; or

(e) which would not reasonably be expected to have a Material Adverse Change on the Seller.

4.10 No Undisclosed Indebtedness

Except as disclosed in this Agreement, the Disclosure Letter or the Year-End Financial Statements, Seller has no Indebtedness maturing more than one year after the date of their original creation or issuance, and Seller is under no obligation to create or issue any bonds, debentures, mortgages, hypothecs, rights of retention, promissory notes or other indebtedness maturing more than one year after the date of their original creation or issuance. Section 4.10 of the Disclosure Letter sets out a correct and complete list of the holders of all Indebtedness of Seller, and the amount of such Indebtedness owed to each such holder.

4.11 Conduct of Business in the Ordinary Course

Since the date of the Year-End Financial Statements, and except as disclosed in Section 4.11 of the Disclosure Letter, Seller has not:

(a) incurred, assumed or guaranteed any obligation or Liability (whether accrued, absolute, contingent or otherwise) in relation to the Business or affecting any of the Purchased Assets, except for normal trade or business obligations incurred in the Ordinary Course, none of which has had or will be material to the Business or Purchased Assets;

(b) sold, assigned, transferred, leased or otherwise disposed of any of the Purchased Assets, except for the sale of Inventory in the Ordinary Course;

(c) transferred, assigned or granted any license or sublicense of any material rights with respect to any Intellectual Property;

(d) created any Encumbrance upon any of the Purchased Assets, except the Permitted Encumbrances;

(e) entered into any transaction or Contract related to the Business or the Purchased Assets except in the Ordinary Course;

(f) terminated or waived any rights or claims constituting a Purchased Asset, or cancelled or written-off Accounts Receivable, debts or other amounts payable to Seller related to the Business, except in Ordinary Course;

(g) materially modified, accelerated or terminated any Assumed Contract or Authorization, or permitted any Authorization to lapse or terminate;

(h) made any material write-down of the value of the assets of the Business or the Purchased Assets (including Inventory), except in the Ordinary Course;

(i) suffered any material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(j) made any material change in the method of billing customers of the Business or the credit terms made available to customers of the Business;

(k) made any material change with respect to any method of or accounting in respect of the Business;

(l) increased any form of compensation or other benefits payable or to become payable to any of the Transferred Employees, including any increase of change pursuant to any Benefit Plan; or

(m) authorized, agreed or otherwise became committed to do any of the foregoing.

4.12 Authorizations

All of the Authorizations held by Seller are set out in Section 4.12 of the Disclosure Letter, including their respective dates of issuance and expiration. Except as set out in Section 4.12 of the Disclosure Letter: (a) Seller holds all Authorizations required for it to conduct the Business and operate the Purchased Assets as previously and currently conducted in compliance with all Laws; (b) Seller is in compliance with the Authorizations, and the Authorizations are in good standing, valid and subsisting; (c) there are no proceedings in progress, pending or, to the Seller’s Knowledge, threatened, that could result in the revocation, cancellation or suspension of any of the Authorizations; (d) all fees and charges with respect to such Authorizations as of the date hereof have been paid in full; and (e) all Authorizations are transferrable from Seller to Buyers. Correct and complete copies of the Authorizations have been delivered or made available to Buyers.

4.13 Compliance with Laws

Seller is operating and, to Seller’s Knowledge, has in the past five years operated the Business in compliance with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets.

4.14 Title to Assets

Seller is the sole legal and beneficial owner of, and has good and marketable title to, the Purchased Assets, including all Purchased Assets reflected in the Financial Statements or acquired by Seller since the date of the Interim Financial Statements free and clear of all Encumbrances whatsoever, except for:

(a) the properties and assets disposed of, utilized or consumed since the date of the Interim Financial Statements in the Ordinary Course;

(b) leased Equipment;

(c) Leased Premises and Licensed Premises;

(d) Licensed Intellectual Property;

(e) Permitted Encumbrances; and

(f) the Encumbrances described in Section 4.14 of the Disclosure Letter that will be discharged on or prior to Closing;

Section 4.14 of the Disclosure Letter lists all tangible/movable/corporeal personal property of Seller comprising part of the Purchased Assets and, except as disclosed in Section 4.14 of the Disclosure Letter, no other Person owns any properties or assets that are being used in the Business, and Seller has not assigned or granted a license in respect of any Purchased Asset which would cause a prohibition or restriction on the use by Buyers of any Purchased Asset after the Closing.

4.15 Sufficiency, Condition and Operation of Assets

(a) The Purchased Assets are sufficient for Buyers to carry on the Business in substantially the same manner as the Business has been conducted by Seller during the 12 months prior to the date of this Agreement, and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business. All of the Purchased Assets are located on the Thurso Property or the Leased Premises or the Licensed Premises.

(b) Without limiting the provisions of Section 11.14 as it relates to the Thurso Assets, the Buildings and Fixtures and Equipment included in the Purchased Assets are in good working order, fully operational, free of any material defect and are adequate and suitable for the uses to which they are being put, normal wear and tear excepted. To Seller’s Knowledge, no such Building and Fixture, or piece of Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not significant in nature or cost.

(c) To the Seller’s Knowledge, all Purchased Assets have been operated and maintained in a skillful manner consistent with sound industry practice in accordance with Laws and all current inspection certificates necessary to operate such Purchased Assets have been obtained.

4.16 Leases of Personal Property

Section 4.16 of the Disclosure Letter sets out a correct and complete list of all leases of and agreements to lease Equipment (collectively, the "Equipment Leases"). Correct and complete copies of each Equipment Lease set out in Section 4.16 of the Disclosure Letter have been provided or made available to Buyers. To the Seller’s Knowledge, all payments and other obligations required to be paid or performed under the Equipment Leases have been duly paid and performed and all of such leases are in good standing and in full force and effect. To the Seller’s Knowledge, and subject to obtaining the Required Consents, the Equipment Leases will not be affected by, nor will any of the Equipment Leases be in default as a result of, the completion of the Transactions.

4.17 Leases of Real Property

Section 4.17 of the Disclosure Letter sets out a correct and complete list of all leases, offers to lease, notices to lease, agreements to lease, occupancy agreements, use or license agreements and tenancy agreements (collectively, the "Real Property Leases/Licenses") under which Seller leases or accesses real property located at Suites 505, 604 and 502 located at 3292 Production Way, Burnaby, British Columbia (collectively, the "Leased Premises") and a facility known as 4D LABS located at Simon Fraser University in Burnaby, British Columbia (the "Licensed Premises").

(a) Real Property Leases/Licenses

(i) Seller has provided correct and complete copies of the Real Property Leases/Licenses to Buyers. Section 4.17 of the Disclosure Letter describes, for each Real Property Lease/License: (A) the names of the other Persons party to the Real Property Lease/License; (B) a description of the Leased Premises or Licensed Premises, as applicable (including municipal address and legal description); (C) the expiration of the term and any rights of renewal; (D) rent and other amounts payable; (E) the current use of the Leased Premises or Licensed Premises; and (F) the terms upon which an assignment or transfer occurs or is deemed to occur and requirements of any approvals and/or consents for such transfer.

(b) No Default and Other Matters

(i) Each Real Property Lease/License is in good standing and in full force and effect, and Seller is exclusively entitled to all rights and benefits as tenant under the Real Property Leases/Licenses. Seller has not sublet, assigned or otherwise conveyed any rights in the Leased Premises, Licensed Premises or in the Real Property Leases/Licenses to any Person except as disclosed in Section 4.17 of the Disclosure Letter.

(ii) Seller is not in default under or in breach of any of the Real Property Leases/Licenses. For each Real Property Lease/License, Seller has: (A) paid all rents, additional rents and other requisite payments due and owing; (B) performed all covenants and obligations required by it, and to the Sellers’ Knowledge, each landlord or counterparty to the Real Property Lease/License has fully performed all of its covenants and obligations required by it and no landlord is in default of a Real Property Lease/License; (C) to Seller’s Knowledge, not been, and is not currently, in breach of any Laws (including building and land-use (zoning) by-laws), covenants, restrictions or official plans pertaining to the Leased Premises or the Licensed Premises; and (D) not received a written notice from a landlord or other counterparty to the Real Property Lease/License indicating such landlord or other counterparty is considering terminating the Real Property Lease/License before the expiration of its respective term. The Business operated on the Leased Premises and Licensed Premises under each Real Property Lease/License is permitted under such Real Property Lease/License. To the Seller’s Knowledge, and subject to obtaining the Required Consents, the terms and conditions of the Real Property Leases/Licenses will not be affected by, nor will the Real Property Leases/Licenses be in default as a result of, the completion of the Transactions.

(c) Improvements

(i) Seller owns and has good and marketable title, free and clear of all Encumbrances (other than Permitted Encumbrances), to all improvements Seller is entitled to under the respective Real Property Lease/License located on the Leased Premises and has adequate rights of ingress and egress or other access to each of the Leased Premises and Licensed Premises for the operation of the Business.

(d) Work Orders and Deficiencies

(ii) To Seller’s Knowledge, there are no outstanding work orders, non-compliance orders, deficiency notices or other similar notices issued by any Governmental Authority relating to the Leased Premises or Licensed Premises and nor is Seller in discussion with any Governmental Authority relating to such work orders, non-compliance orders, deficiency notices or other similar notices. To the Seller’s Knowledge, the Leased Premises and Licensed Premises are being operated in a manner that is in compliance with all Laws.

(iii) No amounts are owing by Seller in respect of the Leased Premises or Licensed Premises to any Governmental Authority or public utility, other than current accounts which are not in arrears and the details of which are described in Section 4.17 of the Disclosure Letter.

4.18 Thurso Property

(a) Title to Thurso Property

(i) Seller is the legal, registered and beneficial owner of the Thurso Property (including all Buildings and Fixtures located on such property and any related rights and restrictions), with good and marketable title, free and clear of any and all Encumbrances, except (A) as disclosed in Section 4.18 of the Disclosure Letter and (B) for the Permitted Encumbrances.

(ii) The Seller, either personally or through its tenants, has been in actual, peaceable, continuous, exclusive, open, undisturbed and undisputed possession of the Thurso Property and occupation thereof since the Seller obtained a conveyance or transfer thereof. Possession has been consistent with the registered title and there are no claims of adverse possession to any portion of the Thurso Property

(iii) The Seller is not a party to, or bound by any agreement to enter into, any Lease as to the Thurso Property, except as set forth on Section 4.18 of the Disclosure Letter.

(iv) There are no Contracts to sell, transfer or otherwise dispose of the Thurso Property or which would restrict the ability of Seller to directly or indirectly transfer the Thurso Property. There are no Contracts which affect or relate to the title, ownership, operation or management of the Thurso Property. There are no unregistered agreements in respect of the Thurso Property.

(b) No Condemnation or Expropriation

(i) The Seller has not received any written notice of any condemnation or expropriation proceeding is in progress, pending or, to the Seller’s Knowledge, threatened, which would preclude or impair the use of any of the Thurso Property for the purposes for which they are currently used.

(c) Realty and Transfer Taxes

(i) Other than as disclosed in Section 4.18 of the Disclosure Letter, to the Seller’s Knowledge, Seller has paid all Taxes that are due and payable with respect to the Thurso Property as of the Closing Date.

(ii) To the Seller’s Knowledge, all transfer duties in respect of transfers of the Thurso Property or any part thereof have been paid, including in respect of any unregistered transfer of the Thurso Property or any interest therein. To the Seller’s Knowledge, there has been no unregistered transfer of the Thurso Property or any interest therein for which (a) a disclosure notice has not been delivered to the municipality or (b) transfer duties have not been paid; and (ii) there has been no unregistered transfer of the Thurso Property or any interest therein made in reliance upon an exemption from transfer duties pursuant to the Act respecting duties on transfers of immovables (Québec).

(d) Work Orders and Deficiencies

(i) To the Seller’s Knowledge there are no outstanding work orders, non-compliance orders, deficiency notices or other similar notices issued by any Governmental Authority relating to the Thurso Property or the Business. The Seller is not in discussion with any Governmental Authority relating to such work orders, non-compliance orders, deficiency notices or other similar notices.

(ii) To the Seller’s Knowledge, no amounts are owing by Seller in respect of the Thurso Property to any Governmental Authority or public utility, other than (A) current accounts which are not in arrears and the details of which are described in Section 4.18 of the Disclosure Letter; or (B) as otherwise described in Section Section 4.18 of the Disclosure Letter.

4.19 Assumed Contracts

(a) There are no Contracts material to the operation, conduct or maintenance of the Business or the ownership or use of the Purchased Assets other than the Assumed Contracts, and each Assumed Contract is listed in Section 4.19 of the Disclosure Letter. Seller has provided or made available to Buyers a correct and complete copy of all Assumed Contracts and any amendments or supplements made to them.

(b) Seller has performed all of the obligations required to be performed by it prior to Closing and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Assumed Contract. To the Seller’s Knowledge, all Assumed Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any Assumed Contract. To the Seller’s Knowledge, the other parties to the Assumed Contracts are not in default or breach of any of their obligations under such contracts and have the capacity to continue to perform all of their respective obligations under the Assumed Contracts.

(c) Seller has not received any written notice: (i) alleging a default of Seller under any Assumed Contract, which default has not been rectified; or (ii) of any contemplated modification, amendment or termination of any Assumed Contract.

4.20 Intellectual Property

(a) Registrations and pending applications

(i) Section 4.20 of the Disclosure Letter sets out a correct and complete list of all Intellectual Property, together with the details of all registrations and applications for registration included in the Owned Intellectual Property (including, with respect to each such item, the owner, jurisdiction, date of application, date of registration or grant (if applicable), application number and registration number (if applicable), and list of goods or services as well as class number(s), as applicable). Section 4.20 of the Disclosure Letter lists the Owned Intellectual Property separately from the Licensed Intellectual Property.

(ii) To the Seller’s Knowledge, the registrations and applications for registration listed in Section 4.20 of the Disclosure Letter with respect to the Owned Intellectual Property are valid and subsisting, in good standing, current and up-to-date in all respects and enforceable against Third Parties. Such registrations and applications for registrations are recorded, maintained and renewed in the name of Seller in the appropriate registries or government offices to preserve Seller's right and interest in the Owned Intellectual Property. Except as disclosed in Section 4.20 of the Disclosure Letter, no payments are outstanding as of the Closing Date with respect to the maintenance or renewal of any registrations or applications for registration.

(b) Title and Sufficiency

(i) Except as disclosed in Section 4.20 of the Disclosure Letter: (A) Seller owns and has the exclusive legal and beneficial right, title and interest in and to the Owned Intellectual Property, free and clear of any Encumbrances other than the Permitted Encumbrances; and (B) none of the Owned Intellectual Property has been licensed to a Third Party.

(ii) The Intellectual Property is sufficient for the operation and maintenance of the Business as such Business is currently operated, conducted or maintained, and no additional Intellectual Property Rights are required by Seller to conduct or maintain the Business as currently operated. To the Seller’s Knowledge, subject to obtaining the Required Consents, Seller is entitled to assign all of its rights and interest in the Licensed Intellectual Property to Buyers. To the Seller’s Knowledge, the Intellectual Property will be owned or be available for use by Buyers on identical terms after giving effect to the Closing as it was owned or was available for use by Seller immediately prior to Closing. Except as disclosed in Section 4.20 of the Disclosure Letter, no payment of any additional amount is required for Buyers to own, use or hold the Intellectual Property as a result of the consummation of the Transaction.

(iii) Except as listed in Section 4.20 of the Disclosure Letter, there are no royalty payments, license fees or other sums payable to or by Seller in respect of the Intellectual Property. To the Seller’s Knowledge, there are no prohibitions or restrictions on the use by Seller of the Intellectual Property other than the restrictions imposed by licensors of the Licensed Intellectual Property.

(iv) Except as disclosed in Section 4.20 of the Disclosure Letter, Seller has obtained sufficient and enforceable moral rights waivers from all authors of any works of authorship that are included in the Owned Intellectual Property, including from all officers, employees, consultants, independent contractors and agents such that Seller is not limited in any way in which it may choose to commercialize, exploit, use, adapt, modify, improve, associate or otherwise deal with such works of authorship, and no consents, permissions, or approvals are required by Seller in that regard.

(v) Seller has taken and continues to take commercially reasonable steps to protect the confidentiality of all Confidential Information under its custody and control. Seller has not experienced a security or data breach relating to any such Confidential Information. Without limiting the generality of the foregoing, Seller has undertaken and maintained, and continues to undertake and maintain, all reasonable security measures to protect the secrecy, confidentiality, and value of the Owned Intellectual Property, including all proprietary, technical, or confidential information related thereto, and all proprietary, technical, or confidential information of any third party provided to them in confidence by a Third Party, and Seller is not aware that it has breached any agreements or obligations of non-disclosure or confidentiality in respect thereof.

(c) Licenses

(i) All of the Contracts regarding the Licensed Intellectual Property are: (A) listed in Section 4.20 of the Disclosure Letter; (B) valid and subsisting; and (C) required for the conduct of the Business as currently conducted by Seller. True and complete copies of such Contracts have been delivered to Buyers prior to the date hereof. To the Seller’s Knowledge, Seller is in compliance with all terms and conditions of such Contracts. There are no proceedings in progress, pending or, to the knowledge of Seller, threatened, that could result in the revocation, cancellation or suspension of any such Contracts. For the avoidance of doubt, Seller is not, nor to the Seller’s Knowledge, is any other party to such Contracts, in default (or, with the giving of notice or lapse of time or both, would be in default) under any of such Contracts.

(d) IT Assets

(i) The IT Assets: (A) are adequate for the current operations of the Business; (B) operate and run as currently necessary for the conduct of the Business; (C) conform in all material respects to the written specifications relating to the IT Assets in possession of Seller; and (D) operate in accordance with Seller's documentation provided with such IT Assets.

(ii) Seller has measures in place, consistent with current industry standards and practices, to ensure that the IT Assets contain appropriate virus protection and security measures to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of, and access to, any information, Software, or other assets that are included or stored in or resident on the IT Assets.

(iii) Except as listed in Section 4.20 of the Disclosure Letter, all Software has, at all times in the last five years, operated in accordance with the operational documentation and specifications therefor without any operating defects, delays or nonconformance and without the requirement for work around or non-automated process steps which could affect the operation, conduct or maintenance of the Business, as it is currently and has during the last five years been operated, conducted or maintained. To Seller’s Knowledge, the Software does not contain any unauthorized code, disabling mechanism or protection feature designed to prevent its use, including any "back door", "drop dead device", "trap door", "counter" "time bomb", "Trojan horse", "virus", "worm", "spyware" "malware" or "adware" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (A) disrupting, disabling, harming, or providing unauthorized access to any IT Asset; or (B) compromising the privacy or data security of Seller or any user of the IT Asset, or damaging or destroying any data or file stored on any IT Asset without a user's consent.

(iv) Except as listed in Section 4.20 of the Disclosure Letter, no Software that is open source, public source, shareware, freeware or similar, or any enhancement, modification, improvement or derivative thereof, including any software licensed pursuant to any version of any general or other public license, including the "GNU General Public License", the "GNU Lesser General Public License", or any other open source license (whether or not compliant with the open source definition of the Open Source Initiative), is used in, incorporated into, integrated with, aggregated with, distributed with, bundled with or used in conjunction with any Software owned, purported to be owned, developed or under development by or on behalf of Seller.

(v) Seller has not disclosed or delivered to any escrow agent or to any other Person, or permitted the disclosure to any escrow agent or to any other Person of, the source code (or any aspect or portion thereof) for or relating to any Software owned, purported to be owned, developed or under development by or on behalf of Seller.

(vi) Seller has and maintains an accurate and confidential listing of all applicable accounts, passwords, encryption algorithms and programs or other access keys required to ensure secure and proper access by Seller to the system programs and data files comprised by the IT Assets. The data processing and data storage facilities used by or on behalf of Seller in connection with the operation of the Business are protected consistent with current industry standards and practices.

(vii) Seller maintains back-up systems and disaster recovery and business continuity plans, consistent with current industry standards, designed to ensure the continuing availability and functionality of the IT Assets in all circumstances.

(e) Infringement

(i) Neither (A) the operation by Seller of the Business as such Business is currently operated nor (B) the use by Seller of the Intellectual Property, infringes, misappropriates, misuses or violates the Intellectual Property Rights, or any other rights, of any Third Party or breaches any duty or obligation owed to any Third Party. There is and there has been no past in the previous five years or present infringement, misappropriation, misuse, violation of, breach of any obligations with respect to, or other impairment of, any Intellectual Property of any Third Party.

(ii) Seller has not received any notice, complaint, threat or claim alleging in writing: (A) the infringement, misappropriation, misuse or violation of any Intellectual Property Rights or other right of any Third Party or breach of any duty or obligation owed to any Third Party; (B) that Seller does not own the Owned Intellectual Property; or (C) in the case of Licensed Intellectual Property, that Seller does not have an exclusive right (unless otherwise stated in Section 4.20 of the Disclosure Letter) to exploit the Licensed Intellectual Property in any way or manner whatsoever, and to the Seller’s Knowledge, there is no valid basis for any such claim.

(iii) Subject to Section 4.20 of the Disclosure Letter, no claim has been asserted (or is likely to be asserted) by Seller with respect to the Intellectual Property nor has Seller issued, filed or made (or is likely to issue, file or make) any notice, complaint, threat or claim against a Third Party alleging infringement of the Intellectual Property or any Intellectual Property Right or other right of Seller by such Third Party.

4.21 Identified Employees

(a) Section 4.21 of the Disclosure Letter contains the following:

(i) a correct and complete list of all Identified Employees as of the date of this Agreement which indicates for each Identified Employee: (i) the employee's name; (ii) employee's age; (iii) status (as full-time, part-time or casual); (iv) place of employment; (v) length of service; (vi) job title or classification; (vii) salary or hourly wage; (viii) eligibility to receive incentive compensation (including commissions, bonuses, equity incentives and any other variable pay); (ix) annual vacation, sick pay and other paid time off entitlements and current accrued balance (if any) of vacation, sick pay and other paid time off entitlements; (x) all employment benefits the employee is entitled to receive under Seller's Benefit Plans; and

(ii) a correct and complete list of all Identified Employees who are now on disability, maternity or other authorized or unauthorized leave of absence which indicates for each Identified Employee: (i) the reason for such absence; (ii) expected date of return; and (iii) the aggregate financial obligation of Seller with respect to providing benefits to such Identified Employee.

(b) Seller is not subject to any collective bargaining agreement or other similar agreement with any labour union, employee association or similar organization, and has not made any commitment to or conducted negotiations with or voluntarily recognize any labour union, employee association or similar organization with respect to any future agreement relating to the Identified Employees. To the Seller’s Knowledge, no union or employee association is, is in the process of being, or has been certified by any labour relations board to represent or collectively bargain on behalf of any employees or former employees in respect of their employment with the Business or any Identified Employees during the five-year period preceding the date of this Agreement, and during such five-year period, there has been no attempt to organize, certify or establish any labour union or employee association with respect to any employees.

(c) Seller has complied with all Laws relating to the employment of the Identified Employees.

(d) To the Seller’s Knowledge, no employee or former employee and no contractor or former contractor is in violation of any applicable covenant regarding confidentiality, protection of intellectual property, non-solicitation or non-competition.

(e) There are no outstanding or unaccrued assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workers' compensation Laws in respect of the Seller.

(f) Except as disclosed to Buyers in Section 4.22 of the Disclosure Letter, none of the Identified Employees participate in any Benefit Plans provided by Seller.

4.22 Benefit Plans

(a) Section 4.22 of the Disclosure Letter contains a complete, correct and up-to-date list of all Benefit Plans.

(b) Each Benefit Plan is in compliance with and is, and has been, established, registered (where required by Law), administered, funded and invested in accordance with all Laws, the terms of such Benefit Plans, and the terms of the material documents that support such Benefit Plans.

(c) Seller has all of the data required to administer the Benefit Plans and all such data is correct and up-to-date.

(d) None of the Benefit Plans provide benefits beyond retirement or other termination of service to the current and former employees of Seller or to the beneficiaries or dependents of such employees.

(e) Each Benefit Plan can be amended, terminated or otherwise discontinued after Closing in accordance with its terms without material Liability to the Purchaser other than ordinary administrative expenses typically incurred in terminating benefit plans of a similar nature. No improvements to any Benefit Plan have been promised other than those made in the Ordinary Course, and Seller has not represented or promised any amendment or improvement to any Benefit Plan prior to Closing.

(f) Seller has satisfied all of its obligations under the Benefit Plans, and is not in breach or default of any provision under such Benefit Plans. There are no Liabilities or Taxes owing under any Benefit Plan or under any former benefit plan that has been terminated by Seller.

(g) Seller has not received notice of any investigation, examination or other Legal Proceeding from any Governmental Authority or other Person (other than claims for benefits payable in the Ordinary Course of the Benefit Plans) and, to the knowledge of Seller, there are no facts which could reasonably be expected to give rise to any such investigation, examination or other Legal Proceeding in respect of any Benefit Plan.

(h) The Closing of the Acquisition will not trigger any payment, acceleration of payment, vesting of benefits, increasing of benefits or obligation to fund benefits under any Benefit Plan.

(i) Except as disclosed in Section 4.22 of the Disclosure Letter, no Benefit Plan is (i) a Pension Plan, (ii) a “deferred profit sharing plan” (as defined under subsection 147(1) of the Tax Act), (iii) an “employee life and health trust”, “retirement compensation arrangement”, "registered retirement savings plan", "tax free savings account" or “salary deferral arrangement” (each as defined in subsection 248(1) of the Tax Act), or (iv) a trust that had qualified as “health and welfare trust” (within the meaning of Canada Revenue Agency Income Tax Folio S2-F1-C1) and that has not been converted to an employee life and health trust in accordance with the Tax Act. No advance tax rulings have been sought or received in respect of any Employee Benefit Plan.

4.23 Tax Matters

(a) All Tax Returns required to be filed by Seller or otherwise related to the Business and Purchased Assets have been duly and timely filed and each such Tax Return is true, correct and complete in all material respects.

(b) Seller has paid or remitted to all applicable Governmental Authorities all Taxes which are due and payable by it or which have accrued with respect to the Business and the Purchased Assets on or before the Closing Date, whether or not such Taxes are shown on a Tax Return or on any assessments or reassessments, and including instalments on account of Taxes.

(c) Seller is a not a non-resident of Canada for the purposes of the Tax Act.

(d) Seller is a registrant for the purposes of GST/HST under the ETA and for the purposes of QST under the QSTA. Seller has duly and timely collected all amounts on account of any GST/HST, QST and provincial or territorial sales Taxes required by Law to be collected by them and have duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by them.

(e) There are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any Tax Return by Seller or the payment of any Taxes by Seller or the period for any assessment or reassessment of Taxes.

(f) There are no investigations, enquiries or Legal Proceedings now pending or threatened against Seller in respect of Taxes that may affect the Business or the Purchased Assets, nor are there any matters under discussion with any Governmental Authority which could result in any Encumbrance on the Purchased Assets. No written claim has been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by, or required to file any such return or other document in, that jurisdiction, which claim has not been resolved.

(g) There are no Encumbrances for Taxes on the Purchased Assets other than statutory Encumbrances for current period Taxes that are not yet due and payable, where applicable. All of the Purchased Assets have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date and no portion of the Purchased Assets constitutes omitted property for property Tax purposes.

(h) Seller has, and on the Closing Date will have, withheld from each Person (including any present or former employees, officers or directors and any Persons who are not residents of Canada for the purposes of the Tax Act) from the amount to be paid to or credited in respect of each such Person, the amount of Taxes required to be withheld therefrom and has and on the Closing Date will have remitted such Taxes to the proper Governmental Authority within the time periods required under Laws. All consultants or independent contractors of Seller are properly characterized as independent contractors and will not be reclassified as employees by any Governmental Authority in accordance with Laws.

(i) Seller is not a party to any Tax indemnification, Tax allocation or Tax sharing agreement that could affect the Business or the Purchased Assets.

(j) Buyers will not be held liable for any unpaid Taxes that are or have become due on or prior to the Closing Date as a successor or transferee, by statute, contract or otherwise, as a result of the transfer of the Purchased Assets pursuant to this Agreement.

4.24 Environmental Matters

(a) The Business, the Thurso Property, the Leased Premises and Licensed Premises and the other Purchased Assets have been and are in compliance with Environmental Laws. Seller has complied with all reporting and monitoring requirements under all Environmental Laws in the operation of the Business. Seller has not received any notice of non-compliance, or knows of, or has reasonable grounds to know of or suspect, any facts which would constitute non-compliance or could give risk to such notice of non-compliance with any Environmental Laws. Seller has not been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction. Seller has not received any claim or demand from any Person or authority regarding a breach or alleged breach of any Environmental Laws or costs of clean-up of any Hazardous Substance or notice of any such claim or demand, and there are no grounds on which any such claim or demand could be made with any reasonable likelihood of success.

(b) No Hazardous Substances are now used or, to the Seller’s Knowledge ever have been used by Seller in the conduct of the Business and no Release of any Hazardous Substances has resulted from the operation of the Business except in compliance with Environmental Laws. To the Seller’s Knowledge there are no Hazardous Substances located on, in or under the Leased Premises and Licensed Premises, except in compliance with Environmental Laws. Seller has not used any of the Thurso Property, the Leased Premises or the Licensed Premises or the other Purchased Assets to use, produce, generate, store, handle, transport or dispose of any Hazardous Substances except in compliance with Environmental Laws.

(c) Without limiting the generality of the foregoing, to the Seller’s Knowledge there are no underground or above-ground storage tanks or urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls (PCBs), ozone-depleting substances or radioactive substances located on, in, under, or migrating to or from any of the Thurso Property, the Leased Premises, the Licensed Premises or the other Purchased Assets.

4.25 Inventory

Subject to the reserves reflected in the Year-End Financial Statements established in accordance with past practice, all inventory recorded in the Financial Statements is usable and saleable in the Ordinary Course and has been determined and valued in accordance with GAAP and Laws. The Inventory does not include any items which are obsolete, slow-moving, below standard quality or of a quality or quantity that are not usable or saleable in the Ordinary Course other than reflected in the Financial Statements. The Inventory levels have been maintained at levels sufficient to satisfy the current sales forecasts and are not unduly excessive.

4.26 Litigation

There are no Legal Proceedings, whether in progress, pending or, to the Seller’s Knowledge, threatened, against or involving the Business, Seller or the Purchased Assets. There is no judgment, decree, injunction, rule, award or order of any Governmental Authority to which Seller is subject.

4.27 Related Party Matters

Except as disclosed in Section 4.27 of the Disclosure Letter, neither Seller nor any employee or director of Seller owns any property or assets used in the operation of the Business or has any ownership interest, whether registered or beneficial, in any Person that has: (a) had business dealings or a material financial interest in any transaction with Seller; or (b) engaged in competition with Seller in any market presently served by Seller except for ownership of less than 1% of the issued and outstanding capital of a publicly traded corporation. No Person who is not at Arm's Length has an interest in, whether direct or indirect, any Contract material to the operation of the Business.

4.28 Affiliates

No part of the Business and none of the Purchased Assets are owned, leased or operated by any Affiliate of Seller.

4.29 Partnerships or Joint Ventures

Seller is not, in relation to any part of the Business, a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind and is not a party to any agreement under which Seller agreed to carry on any part of the Business in such manner or by which Seller agreed to share any revenue or profit of the Business with any other Person.

4.30 Brokerage and Finder's Fees

Except as set forth on Section 4.30 of the Disclosure Letter, none of Seller, its Affiliates or their respective Representatives have retained any broker or finder or incurred any Liabilities or obligations to pay any fees, commissions or other similar forms of compensation to any broker, finder, financial advisor, or agent with respect to the Transactions.

4.31 Disclosure

To the Seller’s Knowledge, no representation or warranty contained in this Article 4 and no statement contained in the Disclosure Letter or other disclosure document provided, or to be provided, to Buyers in connection with or pursuant to this Agreement, the Transaction Documents, the Transactions and related transactions, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained in this Agreement not misleading in light of the circumstances in which they were made. To the Seller’s Knowledge there is no fact that has specific application to Seller (other than general economic or industry conditions) that may significantly adversely affect the Business, Condition, Purchased Assets or Liabilities of Seller that has not been described in this Agreement or the Disclosure Letter.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer represents and warrants to Seller, severally, and not jointly and severally, as of the date hereof and as of Closing that all the statements made in this Sections 5.1 to 5.5 are true and correct and Authentix Canada represents and warrants to Seller as of the Closing that all statements made in Section 5.6 are true and correct. Buyers acknowledge and confirm that Seller is relying upon such representations and warranties in connection with the sale of the Purchased Assets.

5.1 Corporate Status and Authorization and Approval

Such Buyer is a corporation duly formed and validly existing under the laws of its jurisdiction of formation. Such Buyer has good and sufficient right and authority to enter into this Agreement and the Transaction Documents to which such Buyer is a party, and to perform all obligations under such agreements. Such Buyer has or will have by Closing taken all necessary corporate actions, steps and other proceedings to approve and authorize: (a) the entering into, execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party; (b) the acquisition of the Purchased Assets from Seller; and (c) the completion of all other transactions contemplated by this Agreement.

5.2 Execution and Binding Obligation

This Agreement, each of the Transaction Documents and all other agreements to which such Buyer is a party to in connection with the Transactions, have been, or will be, duly executed and delivered by such Buyer at Closing, and each such agreement constitutes, or will at Closing constitute, a legal, valid and binding obligation of that Buyer, enforceable against it in accordance with its terms.

5.3 Compliance with Constating Documents, Authorizations, Contracts and Laws

The execution, delivery and performance by such Buyer of this Agreement and each of the Transaction Documents to which such Buyer is a party, and the completion of the Transactions and transactions contemplated by this Agreement, will not:

(a) constitute or result in a violation or breach of, or conflict with any term or provision of such Buyer's constating documents;

(b) constitute or result in a violation or breach of, conflict with, or cause the termination or revocation of, any Contract or Authorization held by such Buyer; or

(c) result in a breach or violation of any Law or an order of any Governmental Authority.

5.4 Contractual Consents and Governmental Approvals

Such Buyer is not required to obtain any consent or approval from, or to give notice to, a Third Party, or is required to obtain any permits, authorizations, or to give notice to a Governmental Authority, in connection with, or as a condition to, the lawful completion of the Transactions and other transactions contemplated by this Agreement.

5.5 Brokerage and Finder's Fees

Such Buyer has not retained any broker or finder or incurred any liabilities or obligations to pay any fees, commissions or other similar forms of compensation to any broker, finder, financial advisor, or agent with respect to the Transactions.

5.6 Registrant for Sales Tax

(a) Authentix Canada is a registrant or has applied for registration for the purposes of GST/HST under the ETA, for the purposes of QST under the QSTA and for purposes of PST under the Provincial Sales Tax Act (British Columbia).

(b) Authentix is not a registrant and will not be a registrant on the Closing Date for the purposes of GST/HST under the ETA, for the purposes of QST under the QSTA and for purposes of PST under the Provincial Sales Tax Act (British Columbia).

5.7 Tax Residence

Authentix is a non-resident of Canada for the purposes of the Tax Act.

Article 6
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1 Survival of Representations and Warranties and Covenants of Seller

The representations and warranties made by Seller contained in this Agreement will survive the Closing and will continue in full force and effect for the benefit of Buyers for a period of 12 months following the Closing Date, except that:

(a) the Tax Representations and Warranties will survive and continue in full force and effect until 90 days from the expiration of the period (if any) during which an assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Tax legislation in respect of any taxation year to which such representations and warranties extend could be issued; and

(b) the Fundamental Representations and Warranties will survive and continue in full force and effect for the duration of any applicable statute of limitation.

Seller will not have liability with respect to any representation or warranty it makes in this Agreement after the end of the applicable survival period specified in this Section 6.1 unless Buyers has provided written notice of its claim pursuant to Section 11.6 regarding the representations and warranties before the end of the applicable survival period specified in this Section 6.1, in which case liability for such claim will survive and continue in full force and effect until the final determination of such claim.

6.2 Survival of Representations and Warranties and Covenants of Buyers

The representations and warranties made by Buyers contained in this Agreement will survive the Closing and will continue in full force and effect for the benefit of Seller for a period of 12 months following the Closing Date. Buyers will not have liability with respect to any representation or warranty it makes in this Agreement after the end of the survival period specified in this Section 6.2 unless Seller has provided written notice of their claim pursuant to Section 11.6 regarding the representations and warranties before the end of the specified survival period specified in this Section 6.2, in which case liability for such claim will survive and continue in full force and effect until the final determination of such claim.

6.3 Fraud

Notwithstanding Section 6.1 and Section 6.2, in the event of fraud with respect to any representation or warranty, such representation or warranty will survive and continue in full force and effect indefinitely.

Article 7
PRE-CLOSING COVENANTS OF THE PARTIES

7.1 Access

During the Interim Period, Seller shall:

(a) upon reasonable notice from Buyers, give Buyers and their respective Representatives, lenders, potential lenders and potential investors, during normal business hours, access to physically inspect all Purchased Assets;

(b) make available to Buyers and their respective Representatives, lenders, potential lenders, and potential investors, all of the Books and Records as Buyers or any of its Representatives may reasonably request to make a thorough examination of Seller, the Business and Purchased Assets;

(c) have senior personnel of Seller available to respond to inquiries from Buyers during normal business hours; and

(d) upon request of Buyer, execute, or cause to be executed, such consents and authorizations as may be necessary or desirable to enable Buyers and their respective Representatives to obtain access to all records, search results and information maintained by any Governmental Authority or other Persons in respect of the Business, Purchased Assets and Taxes.

7.2 Conduct of Business During the Interim Period

(a) During the Interim Period, Seller shall operate the Business in the Ordinary Course and use best efforts to maintain and preserve intact the Business and the Purchased Assets, and the preserve the rights, goodwill and relationships of its employees, customers, clients, suppliers, landlords, creditors, regulators and others having relationships with the Business. Without limiting the generality of the foregoing, Seller shall do the following during the Interim Period:

(i) maintain all of the Purchased Assets in the same condition as they now exist, ordinary wear and tear excepted;

(ii) maintain adequate levels of Inventory consistent with past practice;

(iii) maintain the Books and Records in the Ordinary Course;

(iv) collect and manage the Accounts Receivable, and pay the Accounts Payable, Taxes, debts and other Liabilities of the Business when due in the Ordinary Course;

(v) maintain in full force and effect all Assumed Contracts, and perform and comply with all of its obligations under all Assumed Contracts and Authorizations;

(vi) keep in full force and effect all of the current insurance policies of Seller;

(vii) take all actions within its reasonable control to ensure that the representations and warranties of Seller in Article 4 remain true and correct as at the Closing;

(viii) consult with Buyers concerning operational matters of a significant nature, subject to Laws;

(ix) keep the confidentiality of any non-public, confidential or proprietary information of the Business; and

(x) take all other action reasonably requested by Buyers in order that the Business will not be impaired during the Interim Period.

(b) Without limiting the generality of the foregoing, during the Interim Period Seller will not do the following:

(i) sell or otherwise dispose of (or pledge as security) any of the Purchased Assets, except Inventory in the Ordinary Course;

(ii) enter into any agreement with respect to the Business, except agreements made in the Ordinary Course and which involve financial obligations of less than $10,000;

(iii) make any material amendment or modification to an Assumed Contract, or terminate or waive any right of substantial value to the Business;

(iv) create any Encumbrance upon any of the Purchased Assets;

(v) increase or promise to increase, in any manner, the compensation or employee benefits of any of the Identified Employees, or pay or agree to pay to any of the

Identified Employees any pension, severance or termination amount or other employee benefit not required by any of the Benefit Plans and programs described in the Disclosure Letter, with the exception that Seller shall be entitled to pay to any such Identified Employee whose employment is terminated in accordance with Article 3 hereof, any amounts owing to such Identified Employee to satisfy Seller’s obligations to such person in respect of payments in lieu of notice/severance payments; or

(vi) authorize, agree, or otherwise commit, whether or not in writing, to do any of the foregoing.

7.3 Notice of Certain Events

During the Interim Period, Seller shall promptly notify Buyers in writing of: (a) any facts, circumstances, events or action that come to its attention the existence, occurrence or taking of which that has caused, or could reasonably be expected to cause, any of the representations and warranties made by them in this Agreement to be untrue in any respect; (b) any Material Adverse Change in the condition of the Business, or any threatened occurrence of any event or condition that could result in or could reasonably be expected to result in a Material Adverse Change; (c) an occurrence of any material damage or loss of any Purchased Asset; or (d) an event that may make the satisfaction of the conditions in Article 8 impossible or unlikely. Should any facts or condition require any change to the Disclosure Letter, Seller shall promptly deliver to Buyers a supplement to the Disclosure Letter specifying such change. Any receipt of information by Buyers under this Section 7.3 and/or any disclosure in such supplement to the Disclosure Letter will be for information purposes only and will not be deemed to have cured any inaccuracy in a breach of any representation or warranty set out in this Agreement, including for purposes of indemnification or termination rights contained in this Agreement or of determining whether the conditions set out in Section 8.1 have been met.

7.4 Actions to Satisfy Closing Conditions

During the Interim Period, Seller and Buyers shall take all actions within their power and control to satisfy and fulfill the conditions set out in Section 8.1 and Section 8.3, respectively.

7.5 Consents, Approvals and Authorizations

Buyers and Seller shall cooperate with each other and proceed, as promptly as is reasonably practicable, to make all filings (and comply with associated requests for information), to obtain all necessary approvals from Governmental Authorities and regulators, including the Required Authorizations, and to obtain all necessary consents from lenders, landlords and other Third Parties including the Required Consents, and to comply with all other legal or contractual requirements for the execution and consummation of the Transactions.

7.6 Discharge of Encumbrances

Prior to or concurrent with the Effective Time, Seller will take all action as is necessary to ensure that at or before Closing Seller will discharge all Encumbrances other than Permitted Encumbrances on the Purchased Assets.

7.7 Exclusivity

(a) During the Interim Period, Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly: (i) encourage, solicit, initiate, facilitate or continue inquiries with any Third Party in respect of the sale of the Purchased Assets, or any part of the Business, or shares of Seller, directly or indirectly in any manner whatsoever, or in respect of any proposed amalgamation, merger or combination of the business of Seller and the business of any Person or in any other manner which would be inconsistent with the matters contemplated by this Agreement (a "Prohibited Transaction"); (ii) enter into or continue discussions or negotiations with, or provide any information to, any Third Party in respect of a Prohibited Transaction; or (iii) enter into any Contract (whether or not binding) regarding a Prohibited Transaction.

(b) Seller shall immediately notify Buyers in writing of: (i) the receipt during the Interim Period of any proposal for a Prohibited Transaction or any request for any information relating to Seller, the Business or the Purchased Assets by any Third Party that could reasonably be expected to result in a Prohibited Transaction; (ii) the terms of the Prohibited Transaction, if any; and (iii) the identity of the Person making the proposal or request for information.

7.8 Confidentiality during the Interim Period

Each Party acknowledges that it has previously entered into the Confidentiality Agreement and must comply with its obligations as set out in the Confidentiality Agreement until Closing. Upon Closing, the Confidentiality Agreement will terminate and Buyers will not be prevented from using or disclosing information with respect to the Business or Purchased Assets, except that, neither Party may disclose the contents of this Agreement, the Transaction Documents or any information in connection with the Transactions or negotiations leading up to the Transactions, without the prior written consent of the other Party or otherwise pursuant to Section 14.1 (Announcements). If the Closing does not occur, the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

7.9 Transferred Information during the Interim Period

(a) Each Disclosing Party acknowledges and confirms that the disclosure of the Transferred Information is necessary for the purposes of determining if the Parties will proceed with the transactions contemplated by this Agreement, and that the disclosure of the Transferred Information relates solely to the carrying on of the Business and the review and completion of the transactions contemplated by this Agreement.

(b) Each Disclosing Party covenants and agrees to, upon request, use reasonable efforts to advise the Recipient of all documented purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional documented purposes where the Disclosing Party has notified the individual of such additional purpose, and where required by Law, obtained the consent of such individual to such use or disclosure.

(c) Prior to the completion of the transactions contemplated by this Agreement, the Recipient covenants and agrees to:

(i) use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions;

(ii) protect the Transferred Information by making reasonable security arrangements against such risks as unauthorized Processing; providing, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of the Transferred Information; and

(iii) if the transactions contemplated herein do not proceed, return the Transferred Information to the Disclosing Party or destroy it, at the Recipient's election, within a reasonable time and not use the Transferred Information for any purpose other than the evaluation of the Transactions.

Article 8
CONDITIONS TO CLOSING

8.1 Conditions for the Benefit of Buyers

The obligation of Buyers to complete the transactions contemplated by this Agreement is subject to the following conditions being fulfilled or performed at or before Closing:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement and in any Transaction Document will be true and accurate in all material respects on the date hereof and as at Closing (other than the Fundamental Representations and Warranties, which will be true and correct in each instance in all respects) with the same force and effect as though such representations and warranties had been made as of Closing (or, if made as of a particular date, as of such date).

(b) Performance of Covenants. Seller will have fulfilled, performed or complied in all material respects with all covenants and obligations contained in this Agreement and in any Transaction Document required by them to be fulfilled, performed or complied with at or before Closing.

(c) Certificates. Seller will have executed and delivered to Buyers a certificate in such form as counsel to Seller and counsel to Buyers agree confirming that each of the conditions set out in Section 8.1(a) and Section 8.1(b) have been satisfied.

(d) Consents. All Required Consents will have been obtained or given by Seller, as the case may be, and delivered to Buyers on terms acceptable to Buyers, and all such Required Consents will be in full force and effect as at Closing.

(e) Authorizations. All Required Authorizations will have been obtained or given by Seller, as the case may be, and delivered to Buyers on terms acceptable to Buyers , and all such Required Authorizations will be in full force and effect as at Closing.

(f) Closing Deliverables. Seller will have executed and delivered to, or will have caused to be executed and delivered to, Buyers at Closing the documents set out in Section 10.2 in form satisfactory to Buyer, acting reasonably.

(g) No Legal Action or Proceedings. No order, decision or ruling of any Governmental Authority will have been made, and no Legal Proceeding will be commenced, pending or threatened against Buyer, its Affiliates or its directors or officers for the purpose of prohibiting, preventing or restraining the completion of the transactions contemplated by this Agreement or the right of Buyers to conduct the Business or to own or use the Purchased Assets following Closing.

(h) No Conflict. No Governmental Authority will have enacted, issued or promulgated any Law which has the effect of: (i) making any of the transactions contemplated by this Agreement illegal; or (ii) otherwise prohibiting, preventing or restraining the consummation of any of the transactions contemplated by this Agreement.

(i) Intellectual Property of Meta Materials. Meta Materials Inc. will have irrevocably and duly assigned, transferred and conveyed, by a written agreement satisfactory to Buyers in form and substance, all of its interest, right and title in and to any Intellectual Property used in the Business to Seller prior to Closing.

(j) Assignment of Master Sim License and Royalty Agreement Rights. Meta Materials Inc. will have irrevocably and duly assigned, transferred and conveyed, by a written agreement satisfactory to Buyers in form and substance, all of its interest, right and title in and to the license schedule dated August 1, 2022 that relates to the Master Shim License and Royalty Agreement between the Seller and Nano Optics dated August 1, 2022 (including, without limitation, all of its interest, right and title in and to the payment of the Master Fees (as defined in the License and Royalty Agreement)) to the Seller.

(k) Security Features Collaboration Agreement. Seller will have obtained the consent of Hueck Folien Gesellschaft m.b.H to assign the Security Features Collaboration Agreement between Seller and Hueck Folien Gesellschaft m.b.H dated May 1, 2016 to Authentix on Closing in a form and substance reasonably satisfactory to Buyers.

(l) Identified Employees. Seller will have terminated the employment of all Identified Employees, and paid all amounts due to such persons pursuant to Article 3.

(m) Transfer of Purchased Assets. Seller shall have taken all necessary steps and corporate proceedings to permit the Purchased Assets to be duly and regularly transferred to and registered in the name of the applicable Buyer following the Closing. Buyers will have received all copies of all instruments and other evidence that it reasonably requests to establish the consummation of the Transactions.

(n) Material Adverse Change. As of Closing, no Material Adverse Change will have occurred in connection with the Purchased Assets or Business, and no Law will have been introduced which might reasonably be expected to have a Material Adverse Change upon the Business.

(o) Due Diligence. Buyers will be satisfied, acting reasonably, with the results of its review of the due diligence investigations of Seller, the Business and the Purchased Assets.

(p) Financing. Buyers will have received cash proceeds from the required financing arrangements in an amount necessary to finance the Transactions, pay related fees and expenses and provide adequate ongoing working capital, and on terms and conditions satisfactory to Buyers in their sole discretion.

(q) Board Approval of Buyers. Buyers will have received approval from their respective board of directors to complete the Transactions and to enter into this Agreement and all Transaction Documents.

(r) Truffles III IDIQ Agreement. Seller will have delivered to Buyers copies of all documents and information required to be provided or delivered by Seller in connection with the novation of the Truffles III IDIQ Agreement pursuant to subpart 42.12 – Novation and Change-of Name Agreements of the Federal Acquisition Regulation (FAR) (collectively, the “Seller Novation Documents”).

(s) British Columbia Ministry of Finance Encumbrance. Seller will have paid all amounts owing by Seller to the British Columbia Ministry of Finance in respect of sales taxes owing by Seller, including any penalties and interest thereon and provided evidence of same to Buyers in form and substance satisfactory to Buyers and obtained a discharge of the registration made in the Personal Property Registry of British Columbia under base registration number 366626Q in respect of same.

8.2 Waiver or Termination by Buyers Upon Unfilled Condition

If any conditions in Section 8.1 have not been fulfilled at or before Closing or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of Buyers to comply with their obligations under this Agreement, then Buyers in their sole discretion may, without limiting any rights or remedies available to Buyers at law or in equity, either:

(a) terminate this Agreement by notice to Seller, as provided in Section 12.1(b); or

(b) waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

8.3 Conditions for the Benefit of Seller

The obligation of Seller to complete the transactions contemplated by this Agreement are subject to the following conditions being fulfilled or performed at or before Closing:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of Buyers contained in this Agreement or in any Transaction Document will be true and accurate in all material respects on the date hereof and at Closing with the same force and effect as though such representations and warranties had been made as of Closing (or, if made as of a particular date, as of such date).

(b) Performance of Covenants. Buyers will have fulfilled, performed or complied in all material respects with all covenants contained in this Agreement and in any Transaction Document required by it to be fulfilled, performed or complied with at or before Closing.

(c) Certificate. Buyers will have executed and delivered to Seller a certificate in such form as counsel to Seller and counsel to Buyers agree confirming that each of the conditions set out in Section 8.3(a) and Section 8.3(b) been satisfied.

(d) Closing Deliverables. Buyers will have executed and delivered to Seller at Closing the documents set out in Section 10.3 in form satisfactory to Seller, acting reasonably.

(e) No Legal Action or Proceedings. No order, decision or ruling of any Governmental Authority will have been made for the purpose of prohibiting, preventing or restraining the completion of the material transactions contemplated by this Agreement.

8.4 Waiver or Termination by Seller Upon Unfilled Condition

If any conditions in Section 8.3 have not been fulfilled at or before Closing or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of Seller to comply with its obligations under this Agreement, then Seller in its sole discretion may, without limiting any rights or remedies available to Seller at law or in equity, either:

(a) terminate this Agreement by notice to Buyers as provided in Section 12.1(c); or

(b) waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

Article 9
RISK OF LOSS

9.1 Purchased Assets

During the Interim Period, the Purchased Assets will be at the risk of Seller. If, prior to Closing, all or any material part of the Purchased Assets are destroyed or damaged beyond repair by fire or any other casualty, or is appropriated, expropriated or seized by any Governmental Authority, Seller shall promptly notify Buyers in writing and Buyers will have the option, exercisable by notice in writing given within five Business Days of Buyers receiving such notice in writing from Seller, to:

(a) reduce the Purchase Price by an amount equal to the cost of repair, or if destroyed or damaged beyond repair, by an amount equal to the replacement cost of the Purchased Assets so damaged or destroyed (having regard to the age of such assets and the purposes for which they were used), in either case as agreed to by Seller and Buyer, acting reasonably, and to complete the Transactions, in which case Seller will be entitled to all proceeds of insurance;

(b) complete the Transactions without reduction of the Purchase Price, in which event all proceeds of any insurance (including business interruption insurance) will be paid to Buyers immediately upon receipt by Seller; or

(c) terminate this Agreement, at the sole discretion of Buyers , by giving notice in writing to Seller in the event that such damage, destruction, appropriation, expropriation or seizure is material to the Business.

Article 10
CLOSING

10.1 Place of Closing

The Closing shall take place at the Effective Time at such place as may be agreed upon in writing between Seller and Buyers. In lieu of a physical closing, the Parties acknowledge and agree that the Closing may take place by way of electronic exchange of closing documentation and electronic fund transfer, without the need for physical meeting of the Parties.

10.2 Deliveries by Seller at Closing

At Closing, Seller shall deliver or cause to be delivered to Buyers :

(a) a certificate, dated the Closing Date and signed by a duly authorized officer of that each of the conditions set forth in Section 8.1 have been satisfied; and that attached thereto are true and complete copies of all resolutions adopted by the board of directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(b) a deed of sale from the Seller in respect of the Thurso Property to Authentix Canada, in registrable form;

(c) a bill of sale in the form of Exhibit A hereto and including Schedule “A” thereto in form and substance agreed by Buyers, duly executed by Seller, conveying the tangible personal property included in the Purchased Assets to Authentix Canada

(d) an assignment and assumption agreement in the form of Exhibit B hereto (the "Assignment and Assumption Agreement"), duly executed by Seller, effecting the assignment to and assumption by the applicable Buyer of the Purchased Assets and the Assumed Liabilities;

(e) an assignment and assumption agreement in form and substance satisfactory to the Buyers (the "Assignment and Assumption of Lease"), duly executed by Seller and the landlord of the Leased Premises, effecting the assignment to and assumption by Authentix Canada of the Leased Premises;

(f) an assignment and assumption agreement in form and substance satisfactory to the Buyers (the "Assignment and Assumption of License"), duly executed by Seller and Simon Fraser University of the Licensed Premises, effecting the assignment to and assumption by Authentix Canada of the Licensed Premises;

(g) all Required Consents and Required Authorizations;

(h) two copies of the GST/HST election referred to in Section 2.10 if applicable;

(i) two copies of the Tax elections under section 22 and subsection 20(24) of the Tax Act, if applicable;

(j) the Books and Records;

(k) an intellectual property assignment agreement in the form of Exhibit C hereto transferring all of Seller's right, title and interest in and to the Owned Intellectual Property to Authentix ("IP Assignment");

(l) with respect to the release of all Encumbrances other than Permitted Encumbrances, evidence of the release of Encumbrances other than Permitted Encumbrances on the Purchased Assets or assets of the Business;

(m) the Boless Lien Undertaking;

(n) the Direction re Buyers’ Counsel duly executed by the Seller;

(o) the Seller Novation Documents, if not previously delivered to Buyers;

(p) evidence of the payment in full of all amounts owing by Seller to the British Columbia Ministry of Finance in respect of sales taxes owing by Seller, including any penalties and interest thereon in form and substance satisfactory to Buyers if not previously delivered to Buyers; and

(q) such other documents and instruments as Buyers may reasonably require as necessary to effect the Transactions.

10.3 Deliveries by Buyers at Closing

At the Closing, Buyers shall deliver to Seller:

(a) a certificate, dated the Closing Date and signed by a duly authorized officer of Buyers , that each of the conditions set forth in Section 8.2 have been satisfied; and attached thereto are true and complete copies of all resolutions adopted by the board of directors of each Buyers authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(b) the Assignment and Assumption Agreement, duly executed by Buyers ;

(c) the IP Assignment, duly executed by Authentix;

(d) the Assignment and Assumption of Lease, duly executed by Authentix Canada;

(e) the Assignment and Assumption of License, duly executed by Authentix Canada;

(f) the Direction re Buyers’ Counsel, duly executed by Authentix Canada;

(g) any other documents described in Section 10.2 to which either Buyer is also a party; and

(h) such other documents and instruments as Seller may reasonably require as necessary to effect the Transactions.

Article 11
INDEMNITIES

11.1 Indemnity by Seller

(a) Seller shall indemnify and hold harmless Buyers’ Indemnified Parties from and against any Losses incurred or suffered by Buyers’ Indemnified Parties, directly or indirectly, as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(i) any breach or failure to perform or fulfill any covenant or obligation on the part of Seller contained in this Agreement, any Transaction Document or certificate given by them in order to carry out the transactions contemplated by this Agreement;

(ii) any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by Seller contained in this Agreement, any Transaction Document or certificate given in order to carry out the transactions contemplated by this Agreement;

(iii) any Excluded Liability; and

(iv) any Liability associated with or resulting from the termination of the employees of Seller other than the Retained Employees.

(b) The obligations of indemnification by Seller pursuant to Section 11.1(a) will be subject to Section 6.1 with respect to the survival of the representations and warranties by Seller and Sections 11.3 through 11.12.

11.2 Indemnity by Buyer

(a) Each Buyer, on a several and not a joint and several basis, agrees to indemnify and hold harmless Seller's Indemnified Parties from and against any Losses incurred or suffered by Seller's Indemnified Parties as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(i) any breach or failure to perform or fulfill any covenant or obligation on the part of such Buyer contained in this Agreement, any Transaction Document or certificate given by such Buyer in order to carry out the transactions contemplated by this Agreement;

(ii) any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by Buyers contained in this Agreement, any Transaction Document or certificate given in order to carry out the transactions contemplated by this Agreement; and

(iii) any Assumed Liability.

(b) The obligations of indemnification by Buyers pursuant to Section 11.2(a) will be subject to Section 6.2 with respect to the survival of the representations and warranties by Buyers and Sections 11.3 through 11.12.

11.3 Limitations to Indemnity

(a) No claim may be made against Seller until the aggregate of all Losses exceeds $50,000, in which event Seller shall be liable for the entire amount of such claims starting at the first dollar (subject to the provisions of this Article 11) (the "Basket").

(b) The maximum, combined liability of Seller under this Agreement will be limited to $500,000 (the "Cap").

(c) Notwithstanding the foregoing, the Basket and Cap will not apply to any claim for indemnity made by Buyers’ Indemnified Parties under Section 11.1 which relates to: (i) any claim for indemnification made pursuant to Sections 11.1(a)(i) and 11.1(a)(iii); (ii) a breach of any of the Fundamental Representations and Warranties or the Tax

Representations and Warranties; or (iii) fraud with respect to any representation or warranty in this Agreement.

(d) No claim may be made against either Buyer until the aggregate of all of the Losses exceeds the Basket in which event the applicable Buyer shall be liable for all Losses, including all amounts above and below the Basket. The maximum liability of Buyers under this Agreement will be limited to the Cap.

(e) Notwithstanding the foregoing, the Basket and Cap will not apply to any claim for indemnity made by Seller's Indemnified Parties under Section 11.2 which relates to: (i) any claim for indemnification made pursuant to Section 11.2(a)(i) and 11.2(a)(iii); or (ii) fraud with respect to any representation or warranty in this Agreement.

11.4 GST/HST Gross Up

If any payment made by Seller or Buyers pursuant to this Article 11 is deemed by the ETA to include GST/HST, or is deemed by any applicable provincial or territorial legislation to include a similar value added or multi-staged tax, an amount will be added to the amount payable equal to the applicable GST/HST, or similar provincial or territorial value added or multi-staged tax, rate multiplied by the amount payable.

11.5 Equitable Remedies.

Each of the Parties acknowledge and understand that non-performance or threatened non-performance of the covenants contained in this Agreement may not be compensable in damages. Accordingly, each of the Parties agree and accept that any adverse Party may, in addition to any other remedy for relief specifically provided for in this Agreement, enforce the performance of any covenant of this Agreement by injunction or specific performance upon the order of a court of competent jurisdiction.

11.6 Notification of Indemnity Claims

(a) If an Indemnified Party has a Direct Claim against an Indemnifying Party, the Indemnified Party must give prompt written notice of the Direct Claim to the Indemnifying Party.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnified Party must give prompt written notice of the Third Party Claim to the Indemnifying Party. The notice must specify (to the extent the information is available): (i) the basis for the Third Party Claim; (ii) the party making the Third Party Claim; and (iii) the estimated amount of the Loss.

(c) The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except only to the extent that rights or defences of the Indemnifying Party are prejudiced by such delay/failure.

(d) Upon receipt of a notice described in this Section 11.6 by an Indemnifying Party, the provisions of Section 11.7 will apply to any Direct Claim and the provisions of Section 11.8 will apply to any Third Party Claim.

11.7 Indemnification Procedure for Direct Claims

(a) The Indemnifying Party will have 30 days from the receipt of notice of a Direct Claim to investigate the Direct Claim. For the purpose of the investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim as well as any information that the Indemnifying Party may reasonably request.

(b) If the Parties agree as to the validity and amount of the Direct Claim on or prior to the expiration of such 30-day period (or any extension of such period agreed to by the Parties), the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Direct Claim. If the Parties do not agree within such period (or any mutually agreed upon extension of such period), the Parties agree that the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party subject to the provisions of this Agreement. If the Indemnifying Party fails to respond in writing to the Direct Claim within the 30-day period specified in Section 11.7(a), the Indemnifying Party will be deemed to have agreed to the validity and amount of the Direct Claim and will promptly pay such amount to the Indemnified Party.

11.8 Indemnification Procedure for Third Party Claims

(a) The Indemnifying Party may, by written notice given to the Indemnified Party not later than 30 days after receipt of the notice described in Section 11.6, assume control of the defence, compromise or settlement of the Third Party Claim so long as:

(i) the Indemnified Party has at all times the right to fully participate in the defence at its own cost and expense (except the Indemnifying Party must reimburse the Indemnified Party for all Losses incurred by the Indemnified Party in connection with the investigation and defence of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim);

(ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party;

(iii) the Third Party Claim is not made or asserted by a supplier or customer of Seller;

(iv) the Indemnified Party determines in good faith that joint representation would not create a conflict of interest or be inappropriate where the Indemnifying Party is also a party to the Third Party Claim; and

(v) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the judgment of the Indemnified Party likely to have an adverse effect on the Indemnified Party's Tax liability or its continuing business interests.

(b) If the Indemnifying Party assumes the defence of a Third Party Claim, the Indemnifying Party must:

(i) retain counsel satisfactory to the Indemnified Party, acting reasonably;

(ii) actively and diligently proceed with the defence, compromise or settlement of the Third Party Claim at its sole cost and expense;

(iii) pay or reimburse the Indemnified Party for any Taxes payable to an applicable Governmental Authority under applicable Law notwithstanding that the Third Party Claim is in dispute;

(iv) keep the Indemnified Party fully advised with respect to the status of the Third Party Claim (including providing copies of all relevant documents promptly as they become available and giving access to all records and files relating to the defense of the Third Party Claim) and must arrange for its counsel to inform the Indemnified Party on a regular basis of the status of the Third Party Claim; and

(v) not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless consented to in writing by the Indemnified Party (which consent may not be unreasonably or arbitrarily withheld or delayed).

(c) Provided that all the conditions specified in Section 11.8(a) are satisfied and the Indemnifying Party is not in breach of any of its other obligations under this Section 11.8, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party and use its reasonable efforts to make available to the Indemnifying Party all relevant information in its possession or under its control (provided that it does not cause either of them to breach any confidentiality obligations) and shall take such other steps as are, in the reasonable opinion of counsel for the Indemnifying Party, necessary to enable the Indemnifying Party to conduct such defence so long as:

(i) no admission of fault may be made by or on behalf of Buyers or any Buyer's Indemnified Party without the prior written consent of Buyer;

(ii) no admission of fault may be made by or on behalf of Seller or any Seller's Indemnified Party without the prior written consent of such Person;

(iii) a Representative of the Indemnified Party is not obligated to take any measures which, in the reasonable opinion of its legal counsel, could be prejudicial or unfavourable to the Indemnified Party; and

(iv) the Indemnified Party receives, as part of any compromise or settlement, a legally binding and enforceable unconditional release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all obligations or Liabilities it may have with respect to the Third Party Claim.

(d) If the Indemnifying Party does not assume the defence of a Third Party Claim because: (i) it is not entitled to under Section 11.8(a); (ii) it has not elected to assume the defence of a Third Party Claim or fails to give notice to the Indemnified Party as specified in Section 11.8(a); or (iii) it is not in compliance, in the opinion of the Indemnified Party acting reasonably, with any of the conditions listed in Section 11.8(b), the Indemnified Party has the right to assume the defence, compromise or settlement of the Third Party Claim and retain counsel in its sole discretion at the Indemnifying Party's sole cost and expense.

(e) Any settlement or other final determination of the Third Party Claim pursuant to Section 11.8(d) will be binding upon the Indemnifying Party. The Indemnifying Party shall, at the sole cost and expense of the Indemnifying Party, cooperate fully with the Indemnified Party and use its reasonable efforts to make available to the Indemnified Party all relevant information in its possession or under its control and take such other steps as are, in the reasonable opinion of counsel for the Indemnified Party, necessary to enable the Indemnified Party to conduct the defence. The Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for Losses incurred defending against the Third Party Claim, and shall remain responsible for any Loss the Indemnified Party may suffer resulting from, arising out of, or relating to, the Third Party Claim to the fullest extent provided in this Article 11.

11.9 Materiality

The Parties acknowledge that certain representations and warranties in Article 4 and Article 5 are qualified by materiality. For the purpose of this Article 12 and for determining whether there has been a breach and the amount of Losses that are the subject matter of a claim for indemnification, each representation and warranty in this Agreement will be read without regard and without giving effect to the term "Material Adverse Change" or by the words "material", "in all material respects" or other similar qualification contained in such representation or warranty.

11.10 Intentionally Deleted

11.11 Tax Status of Indemnification Payments

Any payment made by Seller pursuant to this Article 11 will constitute a reduction of the Purchase Price and any payment made by Buyers pursuant to this Article 11 will constitute an increase in the Purchase Price. Any such reduction of, or increase in, the Purchase Price will be allocated among the Purchased Assets in the same relative proportions as those set out in the Purchase Price allocation made in accordance with Section 2.6 of this Agreement.

11.12 Agency for Non-Parties

Notwithstanding Section 14.10 (Third-Party Beneficiaries), each Party hereby accepts each indemnity in favour of each of its Indemnified Parties who are not Parties as agent and trustee of that Indemnified Party. Each Party may enforce an indemnity in favour of any of that Party's Indemnified Parties on behalf of each such Indemnified Party.

11.13 Non-Recourse

Except as expressly set forth herein or in any other Transaction Document, all Claims (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement or the Transaction Documents, or the negotiation, execution or performance of this Agreement or the Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the Transaction Documents or as an inducement to enter into this Agreement or the Transaction Documents) may be made only against the Parties that are expressly identified as parties hereto and thereto. No equity holder, officer, director, employee or agent of any Party shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity Party against its owners, representatives or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such Transaction Document or any Transaction or for any claim based on, in respect of, or by reason of this Agreement or such Transaction Document (as the case may be), the Transactions or the negotiation or execution hereof or thereof and each Party waives and releases all such liabilities claims and obligations against any such party and such parties are expressly intended as third-party beneficiaries of this Section 11.3.

11.14 Acknowledgment and Representations by Buyers

Buyers acknowledge and agree that:

(a) The sale and purchase of all of the Tangible Purchased Assets located at the Thurso Property (the "Thurso Assets") as contemplated herein is made without any representation warranty whatsoever, whether legal or contractual, and the Buyers is taking the Thurso Assets at its own risk and peril, in its present state and condition on an “as-is, where-is” basis. Buyers have relied solely upon their own due diligence review and verification of all aspects of the transaction relating to the Thurso Assets.

(b) Buyers acknowledge and agree that Seller has not made any representation or warranty of any kind regarding the title, value, state or condition of the Thurso Property other than as set out in Section 4.18, and Seller shall have no liability or obligation with respect to the title, value, state or condition of the Thurso Property and any deficiencies therein or any work required thereto (environmental or otherwise) except in respect of those representations and warranties set out in Section 4.18.

(c) For greater certainty, and without limiting the generality of the foregoing, Buyers and Seller agree to exclude the legal guarantee provided for by Article 1716 of the Civil Code of Québec and confirm that Authentix Canada is purchasing the Thurso Property "at his own risk and peril" within the meaning of Article 1733 of the Civil Code of Québec. Buyers recognize for the purpose hereof that Seller is not a “professional seller” within the meaning of Article 1733 of the Civil Code of Québec.

In entering into this Agreement, Buyers have relied solely upon its own investigation and analysis and the representations and warranties of Seller set forth in Article 4, and acknowledge that, except for the representations and warranties set forth in Article 4, (x) neither Seller nor any of its directors, officers, employees, Affiliates, equityholders, agents or representatives makes or has made any representation or warranty, either express or implied, including any implied warranty of merchantability or suitability, (i) as to the accuracy or completeness of any of the information provided or made available to Buyers or any of their respective directors, officers, employees, equityholders, agents, representatives or Affiliates prior to the execution of this Agreement or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore or hereafter delivered to or made available to Buyers or any of its directors, officers, employees, equityholders, agents, representatives or Affiliates and (y) except in the case of fraud, it has not been induced by or relied upon any representation, warranty, inducement, promise or other statement, express or implied, made by Seller, or any of its directors, officers, employees, Affiliates, equityholders, agents or representatives or any other person.

Buyers acknowledge and agree that each has conducted its own independent review and investigation with respect to Seller. Buyers acknowledge and agree that each has been provided adequate access to Seller’s financial information to enable such Buyer to complete due diligence and form an independent judgment concerning Seller and Seller’s Affiliates, including but not limited to the Current Reports on Form 8-Ks filed on May 3, 2024, June 11, 2024, and June 21, 2024 and Form 10-Q filed on May 13, 2024, in each case filed by Buyer’s Affiliate, Meta Materials Inc.

11.15 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES

(a) NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE IV, (A) SELLER AND META EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING AS TO THE CONDITION, VALUE, QUALITY OR PROSPECTS OF THE BUSINESS OR PURCHASED ASSETS AND (B) SELLER AND META SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT THE PURCHASED ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING, AND IN THEIR PRESENT CONDITION, AND BUYER HAS RELIED SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND ON THE REPRESENTATIONS AND WARRANTIES OF SELLER AND META EXPRESSLY SET FORTH IN ARTICLE IV.

(b) NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLER OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE V, (A) BUYERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO ANY BUYER OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND SELLER HAS RELIED SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND ON THE REPRESENTATIONS AND WARRANTIES OF BUYERS EXPRESSLY SET FORTH IN ARTICLE V.

11.16 Exclusive Remedy

Notwithstanding anything contained in this Agreement to the contrary, except as provided in Section 12.1 and Section 11.5, the provisions of Section 11.1 and 11.2 shall be the exclusive remedy for any Losses incurred by any Party as a result of any breaches of, or inaccuracies in, any representation, warranty, covenant or agreement in this Agreement, any Transaction Document or in any certificate delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement.

Article 12
TERMINATION

12.1 Rights of Termination

This Agreement and the obligations of the Parties to complete the Transactions may be terminated on or prior to Closing:

(a) by the mutual written consent of Seller and Buyers;

(b) by Buyers if:

(i) there has been a material breach of any representation, warranty, covenant or agreement made by Seller under this Agreement and such breach has not been waived by Buyers or cured by Seller within: (A) 10 days of Seller's receipt of written notice of such breach from Buyers; or (B) 72 hours of Sellers' receipt of written notice of such breach from Buyers where Buyers acquires actual knowledge of the breach within 10 days of Closing; or

(ii) any of the conditions set out in Section 8.1 have not been fulfilled by the Outside Date unless such failure is due to Buyer's failure to perform or comply with any of the covenants, agreements or conditions to be performed or complied with by Buyers before the Closing Date; or

(iii) there has been a material loss to the Business pursuant to Section 9.1(c);

(c) by Seller if:

(i) there has been a material breach of any representation, warranty, covenant or agreement made by Buyers under this Agreement and such breach has not been waived by Seller or cured by Buyers within 10 days of Buyer's receipt of written notice of such breach from Seller; or

(ii) any of the conditions set out in Section 8.3 have not been fulfilled by the Outside Date unless such failure is due to Seller's failure to perform or comply with any of the covenants, agreements or conditions to be performed or complied with by them before the Closing Date;

(d) by Seller or Buyers if:

(i) if any Governmental Authority has issued any Law, permanent injunction, order, decree, ruling or other action that prohibits or restrains the consummation of the transactions contemplated by this Agreement; or

(ii) the Closing has not occurred by the Outside Date, except however, the right to terminate this Agreement pursuant to this Section 12.1(d)(ii) will not be available to any Party if such Party's failure to fulfill any obligation under this Agreement causes or results in the Closing Date to not occur prior to the Outside Date.

12.2 Effect of Termination

If this Agreement is terminated pursuant to Section 12.1, all obligations of the Parties under this Agreement will terminate, except that each Party's obligations under the Confidentiality Agreement and Sections 7.9 (Transferred Information during the Interim Period), 14.1 (Announcements), 14.3 (Dispute Resolution and Submission to Jurisdiction), 14.8 (Expenses), 14.9 (Successors and Assigns) and Article 11 (Indemnification) will survive any termination of this Agreement. Termination of this Agreement pursuant to Section 12.1 will not limit or impair any remedies and indemnities that any Party may have with respect to a breach, default or non-fulfillment by any other Party of its representations, warranties, covenants, conditions or obligations under this Agreement.

Article 13
POST-CLOSING COVENANTS OF THE PARTIES

13.1 Maintenance and Post-Closing Access

Seller will provide all reasonable cooperation to Buyers in connection with any efforts of Buyers to conduct an audit or other review of any historical financial information of the Business or to prepare any financial statements of the Business as at a date or for a period prior to the Closing Date. Seller covenants and agrees to maintain in safekeeping the books and records related to Tax matters for a period of seven years following the Closing Date, or for such longer period as may be required by Law. After the Closing Date until that period of at least seven years, upon reasonable notice, Seller shall provide the Representatives, employees, counsel and accountants of Buyers with access, during normal business hours, to all books, records, files and documents of Seller which Buyers may require in connection with the preparation of Tax and financial reporting matters, audits, Legal Proceedings, governmental investigations and other business purposes and will permit such persons to examine and copy such records to the extent reasonably requested by Buyers. After the Closing Date until that period of at least seven years, upon reasonable notice, Buyers shall provide the Representatives, employees, counsel and accountants of Seller with access, during normal business hours, to all Books and Records which Seller may require in connection with the preparation of Tax and financial reporting matters, audits, legal proceedings, governmental investigations and other reasonable business purposes and will permit such persons to examine and copy such records to the extent reasonably requested by Seller.

13.2 Post-Closing Confidentiality

After the Closing, Seller and shall hold, and shall use all reasonable efforts to cause its Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business and the Purchased Assets, except to the extent that Seller can show that such information is generally available to and known by the public through no fault of any of Seller or any of its Representatives. If Seller or any of its Representatives are compelled to disclose any information, which by this Section 13.2 it has covenanted not to close, by judicial or administrative process or by other requirements of Law, Seller shall: (a) promptly notify Buyers in writing of their obligation to disclose; (b) disclose only that portion of information that they are legally required to disclose in the opinion of its legal counsel; and (c) at all times, use reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to such information by the recipients thereof.

13.3 Transferred Information after Closing

After the completion of the transactions contemplated by this Agreement, the Recipient covenants and agrees to:

(a) use and disclose the Transferred Information under its custody or control only for those purposes for which the Transferred Information was initially collected or permitted to be used or disclosed, unless:

(i) the Disclosing Party or Recipient have first notified the individual about whom the Transferred Information related of any additional purpose, and where required by applicable Law, obtained the consent of such individual to such additional purpose, or

(ii) such use or disclosure is permitted or authorized by applicable Law, without notice to, or consent from, such individual;

(b) protect the Transferred Information under its control by making reasonable security arrangements against such risks as unauthorized Processing; providing, however, that such arrangements include, at a minimum, safeguards that are appropriate to the sensitivity of such Transferred Information; and

(c) give effect to any withdrawal of consent made by an individual to whom the Transferred Information under its control relates.

Where required by applicable Law, Seller further agrees to promptly notify the individuals about whom the Transferred Information relates that the transactions contemplated by this Agreement have taken place and that their Transferred Information has been disclosed.

Article 14
GENERAL PROVISIONS

14.1 Announcements

Unless required by Law, no Party will issue a press release or make any other public announcement relating to this Agreement or the Transactions unless the other Party provides its prior written approval of the content, timing and manner of such press release or public announcement (acting reasonably). If a Party is required to publicly disclose the Transactions or Agreement by Law, then the Party making the required disclosure must reasonably consult with the other Party regarding the content of the required disclosure, provided that the duty to consult shall not prevent a Party from making any disclosure required to comply with Law.

14.2 Further Assurances

At all times after the Closing Date, each Party, at its expense, shall promptly execute and deliver all such documents including additional conveyances, instruments, transfers, consents and other assurances, and do all such other acts and things as the other Parties, acting reasonably, may from time to time request be executed, delivered or done in order to better evidence, perfect or give effect to any provision of this Agreement or other document delivered pursuant to this Agreement or any of the respective obligations created or intended to be created by this Agreement.

14.3 Dispute Resolution and Submission to Jurisdiction

Any Legal Proceeding arising out of or in connection with this Agreement, the Transaction Documents (to the extent no choice of law is specified therein) or any transactions contemplated by this Agreement may be brought in the Supreme Court of British Columbia situated in the City of Vancouver (the "Court") and each of the Parties irrevocably submits to the jurisdiction of that Court. The Parties agree not to contest such jurisdiction or seek to transfer any such Legal Proceedings to any other jurisdiction on the grounds of inconvenient forum or otherwise.

14.4 Time of the Essence

Time is of the essence in the performance of the Parties' respective obligations under this Agreement.

14.5 Remedies Cumulative

The rights and remedies of the Parties under this Agreement are cumulative and in addition and without prejudice to and not in substitution for any rights or remedies provided by Law. Any single or partial exercise by any Party of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

14.6 Notices

(a) Method of Giving Notice. Any notice, consent, determination or other communication required or permitted to be given under this Agreement (a "Notice") must be in writing and sent in one of the following ways to the applicable address set out below:

(i) delivered personally to the applicable Party during normal business hours at the address set out below (a Notice so given will be deemed to be received by the addressee when actually delivered);

(ii) if an email address or facsimile number is provided in Section 14.6(b), sent by electronic transmission to the email address or facsimile number to the applicable Party set out below (a Notice so given will be deemed to be received on the day of transmission if it is a Business Day and the Notice was transmitted prior to 5:00 p.m. (recipient time) on such day, or if later, the following Business Day);

(iii) delivered by a prepaid courier service at the address set out below (a Notice so given will be deemed to be received by the addressee when actually delivered); or

(iv) sent by registered mail, postage prepaid, to the applicable Party (a Notice so given will be deemed to be received by the addressee on the third Business Day following the date of mailing), except that in the event of an actual or threatened postal strike or other labour disruption that may affect the mail service in Calgary, Alberta, Notices will not be mailed.

(b) Addresses for Notice. The addresses of the Parties are as follows:

(i) in the case of Seller:

5880 W Las Positas Blvd Suite 37 Pleasanton, CA 94588 USA

Attention:	Dan Eaton
Title:	Chief Legal Officer
Email:	dan.eaton@metamaterial.com

and with a copy to:

Perkins Coie LLP
2525 E. Camelback Road, Suite 500, Phoenix, AZ 85016

Attention:	Bradley Cosman
Email:	bcosman@perkinscoie.com

(ii) in the case of Buyer:

Authentix, Inc.
4355 Excel Parkway, Suite 100 Addison, TX 75001

Attention:	Chris Eck
Title:	CAO, General Counsel and Assistant Secretary
Email:	chris.eck@authentix.com

and with a copy to:

Bennett Jones LLP
3400 One First Canadian Place P.O. Box 130 Toronto, Ontario M5X 1A4

Attention:	Sean Zweig and Sarah Harper
Email:	zweigs@bennettjones.com harpers@bennettjones.com

(c) Change of Address. Any Party may from time to time change its address under this Section by giving notice to all other Parties in the manner provided by this Section.

14.7 Counterparts and Electronic Signatures

This Agreement may be executed and delivered in counterparts and all of which, when taken together, will be deemed to constitute one and the same agreement. A signed copy of this Agreement delivered by email, facsimile or other means of electronic transmission, including electronic signatures, will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

14.8 Expenses

Except as otherwise expressly provided in this Agreement, each Party will be responsible for all costs and expenses it incurs (including the fees and disbursements of legal counsel, investment advisers, brokers, accountants and other professional advisers) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated by them, whether or not the transactions contemplated by this Agreement are consummated. Buyers will pay for the cost of the deed of sale, its copies and publication. Buyers also shall be responsible for the cost of the mutation transfer tax duties in respect of the sale of the Thurso Property.

14.9 Successors and Assigns

This Agreement will be binding upon and enure to the benefit of the Parties and their respective successors, permitted assigns, heirs and legal representatives. The rights and obligations of Seller under this Agreement may not be assigned or transferred without the prior written consent of Buyers. The rights and obligations of Buyers under this Agreement may not be assigned or transferred prior to Closing without the prior written consent of Seller, except that Buyers may assign their rights and obligations under this Agreement to any of their respective Affiliates, to a lender or lenders as security for obligations owed to a lender or lenders without the consent of Seller, or to any Person that acquires all or substantially all of the property and assets of Buyers or acquires a majority of a Buyer's issued and outstanding voting securities, whether by way of amalgamation, merger or otherwise.

14.10 Third-Party Beneficiaries

Except as specifically provided in Section 11.12 (Agency for Non-Parties), nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties and their respective successors, assigns, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The consent of an Indemnified Party is not required for any amendment or waiver of, or other modification to, this Agreement or any Transaction Document, including any rights of indemnification to which such Person may be entitled.

14.11 Entire Agreement

This Agreement and the Deposit Agreement constitutes the entire agreement between the Parties and supersedes all other agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written or express or implied, with respect to the subject matter of this Agreement, including the term sheet entered into by Buyers and Seller title "NANOTECH SECURITY CORP. - Non-Binding Acquisition Term Sheet" dated May 20, 2024, as amended or extended to the date hereof. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this Agreement.

14.12 Waiver

No waiver of any default, breach or non-compliance under this Agreement will be effective unless in writing and signed by the Party to be bound by the waiver. No waiver will be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

14.13 Amendments

No modification or amendment to this Agreement may be made unless agreed to by the Parties in writing.

14.14 Severability

If any arbitrator or court of competent jurisdiction determines any provision of this Agreement or portion thereof to be illegal, invalid or unenforceable that provision or portion thereof will be severed from this

Agreement without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14.15 Independent Advice

The Parties acknowledge and confirm that they have been independently advised by legal counsel and tax advisors in respect of the provisions of this Agreement prior to executing the Agreement, and that they have negotiated the provisions hereof with equal bargaining power.

14.16 Non-Merger

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties and other provisions contained in this Agreement will not merge on but will survive Closing. Closing will not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Asset Purchase Agreement as of the Effective Date.

AUTHENTIX, INC.

By:	/s/ Kevin McKenna
Name: Title:	Kevin McKenna Chief Executive Officer

AUTHENTIX SOLUTIONS CANADA, INC.

By:	/s/ Christopher Eck
Name: Title:	Christopher Eck Director

NANOTECH SECURITY CORP.

By:	/s/ Uzi Sasson
Name: Title:	Uzi Sasson CEO

[Signature page to the Asset Purchase Agreement]